As Filed With the Securities and Exchange Commission on June 8, 2009

Registration No. 000-52859

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10/A

Amendment No. 6 to Form 10-SB filed on October 12, 2007
GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

SCORPION PERFORMANCE, INC.

FLORIDA	65-0979606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 SW 4th Avenue, Fort Lauderdale, Florida	33315
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number	(954) 779-3600

Copies of notices and other communications should be sent to:

Robert Stopanio	Myra P. Mahoney
President	Esquire
3000 SW 4th Avenue	3101 N. Federal Highway, Suite 401
Fort Lauderdale, Florida 33315	Fort Lauderdale, Florida 33306
Telephone: (954) 779-3600	Telephone: (954) 563- 1050
Facsimile: (954) 779-3029	Facsimile: (954) 563- 1095

Securities to be registered pursuant to section 12(b) of the Act:

TITLE OF EACH CLASS	NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED	EACH CLASS IS TO BE REGISTERED

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

EXPLANATORY NOTE

          This Amendment No. 6 on Form 10 is being filed by Scorpion Performance, Inc. (the “Company”) to reflect certain revisions to our Form 10-SB filed under CIK No. 0001414792 on October 12, 2007 (the “Original Filing”) as amended on February 11, 2008 (“Amendment No. 1”), May 30, 2008 (“Amendment No. 2”), November 21, 2008 (“Amendment No. 3”) , January 22, 2009 (“Amendment No. 4”) and April 17, 2009 (“Amendment No. 5”) . We are filing this Amendment No. 6 in response to comments from the SEC. This Amendment No. 6 amend s the Original Filing in its entirety and has been updated to include results of operations as of the Company’s most recent quarter ended March 31, 2009 . Exhibits required to be filed hereunder are incorporated herein by reference where specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements in this Form 10 are forward-looking statements about what may happen in the future. Forward looking statements include statements regarding our current beliefs, goals, and expectations about matters such as our expected financial position and operating results, our business strategy, and our financing plans. The forward-looking statements in this Form 10 are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

          Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. You should review carefully all information, including the discussion of risk factors in Item 1A along with the financial statements and the notes to the financial statements included in this Form 10. The forward-looking statements in this Form 10 are made only as of the date of this Form 10 and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

ITEM 1.	BUSINESS OF THE COMPANY

THE COMPANY

           Scorpion Performance, Inc. (the “Company”) was incorporated in Florida in December 1999, for the initial purpose of manufacturing high-grade rocker arms for high performance automobiles. A rocker arm is a pivoted lever used in an internal combustion engine to transfer the motion of the camshaft or pushrod to the valve stem that opens and closes the valves that let the air/fuel mixture into an engine and the exhaust gases out of the engine. From rocker arms, we have branched into a full service high performance parts and components manufacturing firm. We currently design and manufacture a variety of branded and private label high performance automotive products and related components including lifters, push rods, valve springs and fuel rail kits which are sold wholesale to distributors, automotive original equipment manufacturers, or OEMs, and related aftermarket engine builders. We also provide in-house anodizing services to produce high-end finishe s for our products as well as for a variety of uses in the medical and photographic imaging industries ..

           We sell our rocker arms wholesale from $79 to $473 per set depending on whether our customer is ordering Scorpion branded rocker arms ($79 to $473 per set) or custom private label rocker arms ($134 to $248 per set) with discounts given on bulk order size. Our master warehouse distributors generally purchase in bulk orders of no less than 1,000 sets per year. Our mid-sized warehouse distributors generally purchase in lots of 200 to 500 sets per year. The price of our anodizing services depends on the type, size and quantity of product to be finished as a rack may hold many small items but only a few large items. On average, the minimum price is $50 per rack.

           Net revenue from sales of rocker arms was $2,304,637 or 80% of total revenue for the year ended December 31, 2008 and $1,566,314 or 81% of total revenue for the year ended December 31, 2007. Revenues for the first quarter of 2009 were $692,475 or 92% of total revenue.

          We realized a net loss of $2,750,270 for the year ended December 31, 2008 as compared to a net loss of $2,424,682 for the year ended December 31, 2007. For the three months ended March 31, 2009, we recognized a loss of $472,836 as compared to a net loss of $496,528 for the three months ended March 31, 2008. For additional information for the periods ended March 31, 2009, December 31, 2008 and December 31, 2007 please refer to our consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations found in Item 2 of this Amendment No. 6 on Form 10.

          It is our present intention to further increase our product lines and services by developing and manufacturing additional “niche” products in the automotive and medical industries through strategic acquisitions and joint ventures as well as private label or other manufacturing arrangements

           Our principal office is located at 3000 SW 4th Avenue, Fort Lauderdale, Florida 33315. Our phone number is (954) 779-3600; our fax number is (954) 779-3029. Our website is http://www.scorpionperformance.com.

SUBSIDIARIES

          1)          Anodize, LLC —a Florida limited liability company (“Anodize”) that provides anodizing services for Scorpion branded and private label rocker arms as well as anodizing services to third parties under the trade name “Anodize”.

          2)          Scorpion Racing Products, Inc. — in June 2008, the Company reactivated Scorpion Racing, Inc. and changed its name to Scorpion Racing Products, Inc, (“Racing”) to market and distribute its expanded line of related racing products including valves, pushrods, lifters and fuel rails.

          3)          Scorpion Medical Technologies, LLC — a Florida limited liability company formed in October 2008 (“Medical”) to commercialize an emerging line of medical devices.

          4)          Scorpion Real Estate Investments of Broward County, LLC —a Florida limited liability company (“SREIBC”) that holds title to the Company’s principle facility in Broward County, Florida.

          5)          Scorpion Real Estate Investments of Marion County, LLC — a Florida limited liability company (“SREIMC”) that holds title to the Company’s expansion facility located outside of Ocala in Marion County, Florida.

          6)          Manure Packing Systems, LLC - a Florida limited liability company (“MPS”) formed in February 2006 that owns a patent to design and manufacture a heavy duty, industrial compacting machine that compresses and sanitarily bales horse manure. MPS was established for the purpose of investigating alternate technologies and diversifying the scope of our operations. However, this subsidiary is currently idle, with no operations and no funds, other than the patent costs, been expended by the Company. We do not expect this subsidiary to become operational in the near future nor do we anticipate that it will require financing or resources from the Company.

          7)          World Waste Management, LLC - a Florida limited liability company (“WWM”) formed in May 2006. Like MPS, this subsidiary was formed for the purpose of investigating alternate technologies and diversifying the scope of our operations. This subsidiary is idle, with no operations and no funds were expended by the Company in 2008 nor do we expect this subsidiary to become operational in the near future or require financing or resources from the Company.

          8)          Scorpion Rockers, Inc. - incorporated in Florida in 2001 (“Rockers”) for the purpose of reserving the corporate name and preventing competitors from incorporating in the state of Florida under a similar “Scorpion” name. This subsidiary is idle, with no operations and no funds were expended by the Company in 2008 nor do we expect this subsidiary to become operational in the near future or require financing or resources from the Company.

FINANCIAL INFORMATION

	Three Months Ended March 31, 2009	Period Ended December 31, 2008	Period Ended December 31, 2007	Period Ended December 31, 2006
Net Revenues	$754,735	$2,867,578	$1,929,068	$1,949,729
Gross Profit	$237,741	$686,754	$645,348	$834,537
Gross Profit as a % of Net Revenue	31%	24%	33%	43%

Net Income/(Loss)	$(472,836)	$(2,750,270)	$(2,424,682)	$(1,461,917)

Current Assets	$2,069,100	$2,145,283	$3,602,515	$3,134,349
Property and Equipment	$7,611,950	$7,577,717	$6,068,917	$3,694,727

PRODUCTS

Rocker Arms

          A rocker arm is a pivoted lever used in an internal combustion engine to transfer the motion of the camshaft or pushrod to the valve stem that opens and closes the valves that let the air/fuel mixture into an engine and the exhaust gases out of the engine. The difference between a performance rocker arm and a standard rocker arm is the ability to improve valve timing that can have a great impact on an engine’s performance at different speeds. With a performance rocker arm, the exhaust and intake cycles overlap creating faster air/fuel movement and as a result, a faster, more efficient engine. Scorpion brand rocker arms generated 47% for the three months ended March 31, 2009, and 31%, 37% and 40% of total revenue for the years ended December 31, 2008, 2007 and 2006, respectively. We also produce private label products, which are products that are sold under the name or brand of the retailer or wholesaler. Private label rocker arms generated 45% for the three months ended March 31, 2009 and 49%, 44% and 46% of total revenue for the years ended December 31, 2008, 2007 and 2006, respectively.

          We sell our rocker arms wholesale from $79 to $473 per set depending on whether our customer is ordering Scorpion branded rocker arms ($79 to $473 per set) or custom private label rocker arms ($134 to $248 per set) with discounts given on bulk order size. Our master warehouse distributors generally purchase in bulk orders of no less than 1,000 sets per year. Our mid-sized warehouse distributors generally purchase in lots of 200 to 500 sets per year.

Other Racing Products

          In addition to rocker arms, we design and manufacture related internal engine parts and assemblies including lifters, push rods, valves, valve springs and fuel rails. Sales of related auto components were nominal (less than 1%) in 2006, 2007 , 2008 and during the first quarter of 2009 . During the third quarter of 2008, we launched Scorpion Racing to target marketing and sales of our related components and believe that sales through this subsidiary will increase in 2009 as a result of our ongoing marketing and advertising campaigns.

Scorpion Robotics/Engineering

          We offer engineering services under the trade name “Robotics” using a wide range of precision machining technologies to meet an extensive range of customer specifications for custom ordered products. These services are currently offered as support services to our private label wholesalers and retailers. In addition to our core automotive products categories, we also manufacture non-FDA regulated components and assemblies for the medical industry . These products have consisted primarily of handles for reusable obturators which are generally components of a surgical instrument assembly used for a variety of functions including puncturing tissue to gain access to a surgical site, clearing blocked tracheal passages or inserting catheters. In 2008, we began the process of obtaining ISO certification which, upon approval, will permit us to manufacture implantable FDA regulated medical devices and equipment in accordance with FDA requirements.

          The components we manufacture are processed through a variety of high precision finishing methods, such as tumbling, anodizing and custom laser engraving, and then assembled and shipped directly to a customer for use in its products. We believe our in-house tooling and machine capabilities give us a distinct advantage over competitors because we have the capability to manufacture precision cutting tools and to reconfigure specialized machine tools on site. We believe these capabilities provide a competitive advantage as manufacturing and processing times are minimized and the variety and type of components we can provide is greatly expanded. As our expertise in robotic manufacturing techniques increases, we may establish a separate billing and revenue stream for performing robotic and engineering services.

SERVICES

Scorpion Anodizing

          Anodizing is a finishing process for manufactured parts and components that uses electrolytic oxidation of the aluminum surface to produce a protective oxide coating. Metal components in their final shape are placed on special racks and immersed in a series of solutions held in open top tanks that clean, pre-treat, anodize, color (optional) and seal the metal. Anodizing is the step that produces the actual coating. Unlike most other finishes, anodizing preserves the natural texture and finish of the metal. This coating consists of hydrated aluminum oxide and is considered resistant to corrosion and abrasion. Conventional coatings are 0.1 — 1.0 mil thick and are essentially transparent, although they may be colored. Scorpion places great emphasis on “the look” or physical appearance of its finished products. Every item is tumble-finished to a high polish and then anodized in the buyer’s choice of blue, black, red, purple, violet or a clear finish. Each component is etched with the Scorpion trademark or private label of the customer and then packaged for shipment.

          Anodizing is used in the production of thousands of consumer, commercial and industrial products. After being approached by medical parts manufacturers and photographic equipment manufacturers, we expanded our anodizing services to include anodizing of non-FDA regulated multi-purpose handles for the medical industry and retinal ID equipment housing and lens mounts for cameras. The price of our anodizing services depends on the type, size and quantity of product to be finished as a rack may hold many small items but only a few large items. On average, the minimum price is $50 per rack. Anodizing orders generated 8% of total revenue for the three months ended March 31, 2009 and 20%, 19% and 14% of total revenue for the periods ended December 31, 2008, 2007 and 2006, respectively.

EQUIPMENT AND MACHINES

          We manufacture our products using what we believe to be state of the art lathes, grinders, hydraulic “tombstone” fixtures and related machines. We operate on the belief that machine tool development is continuously undergoing rapid technological innovation and place a great deal of emphasis on reverse engineering. Reverse engineering involves disassembling a machine to learn how it was built and how it works. Upon purchase or acquisition of a new machine, our engineers make modifications to further improve the machine’s productivity. To the extent possible, we integrate robotics into the manufacturing process. We spent $32,296 during the three months ended March 31, 2009 and $76,340 and $199,202 during periods ended December 31, 2008 and 2007, respectively, on research and development of our reverse engineering processes. Management feels that the Company has gained a substantial foothold in the industry by using this additional knowledge to build better processes and improve our specs, which we believe reduces production time and costs, therefore maximizing our competitive edge.

          We estimate that the expected “life” of a new machine is seven years and depreciate our key equipment over a seven-year period on the assumption that more efficient productivity will justify investing in the newest models. The Company then either retains the machines for parts or sells off the machines to recoup, on average, 15% of the original costs of the machines.

RAW MATERIALS AND INVENTORY

          Our principal raw materials are aluminum extrusion and 86L20,41L40,52100 specialty steel. We purchased approximately $107,478 of steel in 2008 representing 4% of our total cost of goods sold as compared to $272,884 of steel in 2007, representing 21% of our total cost of goods sold. We purchased approximately $251,074 of aluminum in 2008 representing 11% of our total cost of goods sold as compared to $132,816 of aluminum in 2007 that represented 10% of our total cost of goods sold. Prices for aluminum and steel have fluctuated with significant increases in 2004, a peak in 2005 with a drop to pre-2004 prices, a slow increase beginning in 2006 that leveled off in 2008 and then dropped significantly during the first quarter of 2009 after the global credit crisis paralyzed consumers’ purchasing power and forced producers to cut production sharply to match weakening demand. As a result we have enjoyed lower costs and have been able to adequately maintain reserves.

          Although recent economic problems and uncertainty in the U.S. and global economy has forced some suppliers into bankruptcy or out of the market, we continue to purchase raw material from an adequate pool of up to 19 suppliers. Our three largest suppliers are as follows:

Table of Suppliers Representing over 10% of our Raw Materials Purchased

	2008	2007	2006
Temroc Metals	20%	21%	31%
Timkien Bearings	11%	8%	11%
Universal Bearings	2%	8%	17%

          We have maintained strong relationships with our suppliers and expect that these relationships will continue into the foreseeable future ; however, world events such as proposed or implemented trade policies, terrorism, armed conflict, epidemics and economic recession may adversely affect supply chains . We have historically manufactured products just in time to minimize inventory storage, processing times and backlog while prices for raw materials were higher; however, in spite of the drop in prices, we continue to retain 20% in inventory and order approximately 80% of our raw aluminum and steel just in time for use in production. Management believes that maintaining the Company’s inventory levels in spite of the economic downturn is prudent in light of its concern that current global reductions in demand for steel and aluminum and the possibility that some suppliers may experience financial difficulties may lead to a reduced number of suppliers and/or available raw materials which would lead to higher costs and/or production delays if we did not have a reserve to draw upon. Sub-assembly parts are completed just in time for use in finished goods, and finished goods are completed just in time to be shipped to customers as they are produced.

DISTRIBUTION

          We sell our products wholesale to over 110 distributors and directly to OEM customers, of which one distributor accounts for 29% of our revenue, and in the aggregate with four other distributors, accounts for over 55% of our annual revenue. All of our orders are open purchase orders from distributors most of which we have established long-term relationships and, generally, are processed, manufactured and delivered to the distributor within 10-12 days of receipt of the purchase order. We deliver or ship finished products directly to OEM customers. Our products are also distributed to aftermarket customers through a network of warehouse auto parts distributors. While the automotive and parts industry and the overall U.S. and global economies have experienced substantial declines resulting in decreased demand for products, we have observed a thinning of the number of distributors and consolidation in the industry which we believe will work to our advantage. Distributors and OEMs are in a position to demand quality, price/cost competiveness, higher product performance, reliability, timeliness of delivery, new product and technology, flexibly and customer service, all of which we pride our Company on delivering consistently. To capture this market, we launched Scorpion Racing Products during the third quarter of 2008 specifically to market and distribute our racing and automotive products to and through distributors and OEMs.

COMPETITION

           The high performance after market automobile parts is a highly competitive niche market. Our competitors include small family owned and operated businesses as well as large, independent domestic and international manufacturers and suppliers. We consider Jesel, T&D Machine Products and Crower Cams and Equipment Company to be our primary competitors.

          We believe that competition in the high performance automotive parts manufacturing segment is based upon a number of factors including design and engineering capabilities, quality, price and the ability to meet customer delivery requirements. We believe our competitive strengths are as follows:

          Automated Production Methods - We believe that our focus on robotic and other advanced production methods together with our adherence to high quality and exemplary customer service provides the winning edge, permitting us to compete effectively in our market. Specifically, we believe that our robotic automated advanced production methods permits us to (i) operate three shifts with minimum human supervision, lowering costs; (ii) reduce production cycle time improving efficiency; and (iii) maintain consistent premium quality across large production runs. Our on-staff engineering capabilities permit us to quickly adapt to a customer’s individual specifications and our “just-in-time” production philosophy permits us to turn around orders in less time than it takes for ocean travel from an offshore source, reducing the customer’s inventory carrying cost.

          Private Label Products - We currently manufacture several products for our brand name competitors and believe the trend will continue to grow as distributors and OEMs seek their own private label branding. We believe that by offering specialized private or “no label” branding, coupled with offering equal or better quality, lower pricing and faster delivery than foreign manufacturers, we will further reduce competition from competitors in the future.

           We have observed several of our competitors, large and small, file for bankruptcy or significantly curtail production due to an inability to access needed capital and credit to maintain operations. As competitors leave the market, we believe our ability to timely deliver high quality, low cost products puts us in a strong position to claim former competitor’s market share. However, we expect competitive pressures in our niche market to remain strong both from our remaining competitors and from new global competitors many of which may have greater financial resources than us, may be able to enjoy economic advantages such as lower labor costs, lower health care costs and lower tax rates.

          To remain competitive and to grow into a medium to large manufacturer, we intend to continue to anticipate technological advances by our competitors , to maintain cutting edge equipment and processes that may lead us to develop new manufacturing techniques to make our products more efficiently and at competitive global prices and to expand our business as follows:

           Expansion of Manufacturing Capabilities for the Medical Components Industry - We currently provide anodizing services for non FDA regulated handles for reusable obturators and have begun the process of obtaining ISO certification which, upon approval, will permit us to manufacture implantable medical devices and equipment in accordance with FDA requirements. We believe that ISO certification will allow us to aggressively pursue business in the medical industry and improve our business processes and product quality. We also believe having ISO certification will allow us to expand into global markets as ISO standards are required in many countries.

           Expansion of Manufacturing Facility - To facilitate anticipated growth from the automotive and medical component industry, we began building out a 36,000 sq ft production facility in Ocala Florida in 2008 which, due to construction, permitting and other delays beyond our control, is slated to come on line during the third quarter of 2009.

SALES AND MARKETING

          The principal end user of our high performance automotive products is the racing and car buff enthusiast. To appeal to this market, we have emphasized the high performance features of our products as well as our affinity with the racing culture by advertising our products in a variety of U.S. and international trade publications, including Performance Racing Industry Magazine, Chevy Hi-Performance Magazine, 5.0 Ford Magazines, Engine Master Magazine, GM High-Tech Magazine and Engine Builder Magazine.

          We also maintain a strong presence at national tradeshows such as the annual Performance Racing Trade Show. Although demand for automobiles and automotive parts is down, we have observed that attendance at trade shows has remained steady. These types of trade shows appeal to our end users and expose us to hundreds of potential customers and distributors.

          In 2008, we spent $641,154 on advertising primarily to promote the launch of Scorpion Racing Products. We also update our catalogs and our website regularly to appeal to demand for greater variety.

          We believe that the quality, performance features, and low costs of our products attract end users, distributors and OEM customers to our products and that a properly serviced and satisfied customer will ultimately provide the best opportunity for market and customer expansion.

EMPLOYEES

          As of March 31, 200 9 , we had 43 full-time employees and one part-time employee. None of our employees are represented by a collective bargaining agreement. Management of Scorpion considers its relationship with its employees to be satisfactory.

INTELLECTUAL PROPERTY

          We use the trademark “Scorpion Performance” in our business, with many of our products sold under this brand. We have registered our logo (Serial Number 77149510/Registration Number 3384305) and word mark (Serial Number 77150396/Registration Number 3397455) with the United States Patent and Trademark Office. In August 2008, we filed an application for the mark “SRP Scorpion Racing Products” (Serial Number 77546437) and are in the process of registering additional trademarks for certain of our product lines. In connection with the manure compactors under development through our subsidiary, MPS, we have registered the word mark and “Stable Mate” logo with the United States Patent and Trademark Office (Serial Numbers 77175743/Registration Number 3402820) and (Serial Number 77182783/Registration Number 3402824), respectively).

          We own the patent “Stable Waste Packing Machine” (Machine Application Number 60/652,723) which will be utilized when we commence operations through MPS. In 2009, we obtained a design patent (Number D587,284) for a roller rocker arm.

          We rely upon unpatented trade secrets, processes and know how in connection with our proprietary machine tooling and customized equipment. To protect our proprietary rights, we enter into confidentiality or license agreements with third parties, employees and consultants, and control access to and distribution of our proprietary information.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

          We are subject to regulation under various federal, state and local laws relating to employee safety and health and the environment. Our costs for compliance were approximately $11,466, $16,609 and $24,044 for the periods ended December 31, 2008, 2007 and 2006, respectively. To date, we have not been subject to any workers compensation claim or found to be in violation of the Fair Labor Standards Act (“FLSA”).

          Environmental, health and safety laws include those relating to the generation, storage, transportation, disposal and emission into the environment of hazardous wastes and various substances, those relating to drinking water quality initiatives and those which allow regulatory authorities to compel (or seek reimbursement for) clean-up of environmental contamination arising at owned or operated sites and at facilities where waste is disposed. Licenses and permits are required for operation of the Company’s business, and these permits are subject to renewal, modification and, in certain circumstances, revocation. We conform to federal safety and environmental laws and regulations, including those mandated by the Environmental Protection Agency (“EPA”), the Pipeline and Hazardous Materials Safety Administration (“HAZMAT”), the Occupational Safety & Health Administration (“OSHA”), the State of Florida, the Broward County Environmental Protection Department and the City of Fort Lauderdale. In addition to complying with general environmental, safety and fire precautions, we operate a state-of the-art water filtration and recycling system that distills used water before reintroducing it back into the system.

          We believe that we will be able to maintain substantial compliance with such laws and permit requirements, except where such non-compliance is not expected to have a material adverse effect on the Company.

AVAILABLE INFORMATION

          At the present time, there is no public market for the common stock of Scorpion Performance and our common stock is not traded on any exchange.

          On October 10, 2007, Scorpion Performance filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 (the “Exchange Act”) on a voluntary basis to provide current public information to the investment community, which registration statement became effective on December 12, 2007. In response to comments from the SEC for clarification of statements and disclosures made in our initial filing, our Form 10-SB was amended in its entirety by Amendment No. 1 on February 11, 2008, by Amendment No. 2 on May 30, 2008, by Amendment No. 3 on November 21, 2008, by Amendment No. 4 on January 22, 2009 , by Amendment No. 5 on April 17, 2009 and by this Amendment No. 6 . Since the date our registration became effective, we have been subject to the informational requirements of the Exchange Act and, in accordance therewith are required to file annual, quarterly and current reports and information with the SEC.

          We will make available and voluntarily provide paper copies, free of charge upon written request to our principal, copies of any registration statement, amendments, and other reports and other information we file with the SEC as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Our registration statement, amendments, and other reports and other information we file subsequently can also be inspected and copied at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information may also be obtained from the web site that the SEC maintains at http://www.sec.gov. Further information about the operation of the Public Reference Room may be obtained by calling the SEC at 1- 800-SEC-0330.

ITEM 1A.	RISK FACTORS

Risks Relating to Our Business Generally

DELAYS AND UNANTICIPATED COSTS IN CONNECTION WITH THE RELOCATION OF OUR PRIMARY MANUFACTURING FACILITY TO OCALA COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND LIQUIDITY.

           To facilitate anticipated growth from the high performance automotive parts and medical component industry, in July 2007 we purchased a 36,000 square foot single story building on 10.5 acres in Ocala, Florida and began refurbishing the existing building with the intention of moving most of our manufacturing operations from Fort Lauderdale to Ocala by the first quarter of 2008. We initially budgeted $2 million for the refurbishment and relocation; however, we have had to revise our budget and extend our move in date as a result of unforeseen delays with permitting, zoning and a pending road widening project by Marion County. As of March 31, 2009, we have expended approximately $1,552,467 for construction costs, permitting and new equipment purchases, and believe we will need an additional $550,000 to make the facility fully operational. We have revised our estimates of future costs necessary to make the facility operational to reflect an additional $100,000 in addition to the $2m initially budgeted. As a result of the delays, we anticipate that the Ocala facility will be fully operational by the third quarter of 2009. We believe that we will have enough cash on hand from our investment activities and operations to finance additional expenditures and do not believe that prolonged problems or delays will threaten the commercial viability of the Ocala facility; however, we may not have anticipated all the logistical impediments and obstacles and may incur further unanticipated delays and additional costs which could adversely affect our liquidity.

THE CURRENT DECLINE IN THE AUTOMOBILE INDUSTRY MAY ADVERSELY IMPACT OUR OPERATIONS AND MAKE IT MORE DIFFICULT OR IMPOSSIBLE TO OBTAIN ADDITIONAL CAPITAL.

           The automotive parts aftermarket is impacted by the same general overall economic recession factors that are impacting the automobile industry in general. Slumping car sales, plant closures, production cuts by domestic and foreign automobile manufacturers, and pending reorganizations and bankruptcies of GM and Chrysler have significantly hurt companies that supply parts to the major automakers who depend on cash flow from the automakers. Specifically, Tier 1 suppliers (companies that make products specifically for domestic OEMs) and Tier 2 suppliers (companies that make products for the Tier 1 suppliers) that are located in North America are at risk as indicated by the Treasury’s announcement during March 2009 of a $5 billion program to bailout OEM identified auto parts suppliers. Operationally, our core business has been focused on the high performance automotive parts aftermarket which is a niche market separate from the market for general automotive parts manufactured for OEMs and Tier 1 and Tier 2 suppliers . Although we do not have any significant direct OEM sales to the automotive manufacturers and OEM suppliers, we sell our products wholesale through distributors that may also sell to Tier 1 and Tier 2 suppliers. Currently, we rely on over 110 distributors, of which one distributor accounts for 29% of our revenue, and in the aggregate with four other distributors, accounts for over 55% of our annual revenue. Further downturns in the automotive industry as a whole may have a material adverse impact on our operating results if one or more of our top four distributors are forced out of business and/or we are unable to maintain effective distribution of our products.

WE HAVE INCURRED RECENT LOSSES AND MAY INCUR LOSSES IN THE FUTURE THAT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

          We have incurred net losses for the years ended December 31, 2006, December 31, 2007, and December 31, 2008 and the first quarter of 2009 in the amounts of $1,461,917, $2,424,682 and $2,750,270 and $472,836 respectively. In the event we are unable to increase our gross margins, reduce our costs and/or generate sufficient additional revenues to offset our increased costs, we may continue to sustain losses and our business plan and financial condition will be materially and adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAKES OUR FUTURE RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR OPERATING RESULTS TO FALL BELOW EXPECTATIONS.

          Our focus, since inception, has been to raise capital to purchase equipment and expand our manufacturing and production capabilities. Using the proceeds from the sales of our common stock and purchase options to foreign investors, we have invested in state of the art equipment and robotics and upon completion of our Ocala facility, believe that we will have the production facilities in place to focus on expanding our marketing plan. Revenue has grown steadily; however our cost of sales has fluctuated due primarily to periodic material supply shortages during 2007 which led us to stockpile our inventory, and in 2008, as a result of increased costs of production labor in connection with additional employees hired to handle anticipated sales volumes. We believe our inventory and production labor costs will remain within budget for 2009; however, if we are not able to manage costs, our revenue or operating results could fall below the expectations of investors and adversely affect our results of operations and ability to implement our expanded marketing plan. Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in a company with fluctuating costs and expenses, limited management experience, increased competition, and other problems to which growing manufacturing businesses are subject. Investors should not invest in our company unless they can afford to lose their entire investment.

OUR ABILITY TO SUCCEED DEPENDS ON OUR ABILITY TO GROW OUR BUSINESS AND ACHIEVE PROFITABILITY.

          The introduction of new products and services and expansion of our distribution channels have contributed significantly to our recent results, but we must continue to develop new and innovative ways to manufacture our products and expand our distribution in order to maintain our growth and achieve profitability. Our future growth and profitability will depend upon a number of factors, including, but not limited to:

•	Our ability to manage costs;

•	The increasing level of competition in the automotive parts industry;

•	Our ability to continuously offer new or improved products and services;

•	Our ability to maintain efficient, timely and cost-effective production and delivery of our products;

•	Our ability to maintain sufficient production capacity for our products and services;

•	The efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness;

•	Our ability to identify and respond successfully to emerging trends in the automotive, medical and other parts industry;

•	The level of consumer acceptance of our products and services;

•	Regulatory compliance costs; and

•	General economic conditions and consumer confidence.

          We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy would significantly impair our future growth and our ability to attract and sustain investments in our business.

OUR REVENUE IS GENERATED ON THE BASIS OF PURCHASE ORDERS WITH A FEW CUSTOMERS RATHER THAN LONG TERM PURCHASE COMMITMENTS THAT MAY ADVERSELY AFFECT OUR MARGINS IF WE LOSE ONE OR MORE OF THESE CUSTOMERS.

          We sell our products through over 110 distributors and directly to OEM customers, of which one distributor accounted for an average of 28% of our annual revenue for the last two fiscal years. This distributor, together with four other distributors, accounted for an average of 50% of our annual revenue for last two fiscal years. Any customer may cancel a purchase order or defer shipments of our products at any time; however, we have maintained long-term relationships with each of our distributors and historically, have not experienced significant cancellation or deferment of customer orders. Such a concentration creates a risk that pricing pressures may cause prices to decrease or that product demand may be reduced if orders are canceled or deferred.

          Further, because our products are manufactured just in time and according to customer specifications, we are required to make separate demand forecast assumptions for every customer, each of which may introduce significant variability into our estimates and planning for production and procurement of raw materials. Because of our inability to rely on enforceable purchase contracts, and our limited visibility into future customer demand, actual revenue may be different from our forecasts, which could adversely affect our margins and ability to maintain profitability.

THE HIGH PERFORMANCE AUTOMOTIVE PARTS MARKET IS HIGHLY COMPETITIVE WITH SEVERAL LARGE AND NUMEROUS SMALL COMPETITORS THAT MAY OFFER PRODUCTS SIMILAR TO OURS WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

          Competition within the automotive performance parts industry is highly competitive with thousands of companies engaged in different facets of the business both domestically and abroad. Our competitors range from small family owned and operated businesses to mid to large sized specialty manufacturers to large, independent domestic and international manufacturers that supply the types of products we manufacture. In addition to the growing trend of private label branding by our distributors and OEMs, we have also observed several of our competitors, large and small, file for bankruptcy or significantly curtail production due to an inability to access needed capital and credit to maintain operations. As several of our competitors are forced from the market, we believe that we are in a strong position to fill gaps left by these competitors and gain a sizable portion of the market. We believe that product quality, cutting edge technology, design, delivery and cost are the primary elements of competition in our industry and strive to maintain the highest product and service standards and lowest costs ; however new competitors may enter the market and we can make no assurances that we will be able to effectively market to customers of former competitors or that our products, service standards and product pricing will appeal to customers of our former competitors or that we will realize any significant increase in sales from customers, if any, that we gain from former competitors.

          While we expect further fallout from the economic conditions in the U.S. and abroad, we expect competitive pressures in our niche market to remain strong both from remaining competitors and from new global competitors many of which may have greater financial resources than us, have extensive distribution networks, and have economic advantages such as lower labor and benefit costs, lower taxes, and in some cases, governmental assistance. To remain competitive and to grow into a medium to large manufacturer, we intend to continue to anticipate technological advances by our competitors, look to form joint ventures and continue to maintain cutting edge equipment and processes that may lead us to develop new manufacturing techniques to make our products more efficiently and at competitive global prices. Our business may be adversely affected if we do not sustain our ability to meet customer and distributor requirements relative to technology, design, quality, delivery and cost. Further, our inability to acquire market share from our competitors could inhibit our ability to sustain our expansion efforts and negatively affect our operations.

IF WE FAIL TO PROMOTE AND MAINTAIN OUR BRAND IN THE MARKET, OUR BUSINESSES, OPERATING RESULTS, FINANCIAL CONDITION, AND OUR ABILITY TO ATTRACT CUSTOMERS WILL BE MATERIALLY ADVERSELY AFFECTED.

          Our success in the high performance automotive racing market depends on our ability to create and maintain brand awareness for our product offerings. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Although we have observed several competitors file for bankruptcy or significantly decrease production due to current economic conditions, several of our remaining competitors are larger than us and have substantially greater financial resources. Additionally, many of the companies offering high performance automotive parts and services have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES.

          We have registered our logo (Serial Number 77149510/Registration Number 3384305) and word mark (Serial Number 77150396/Registration Number 3397455); the mark “SRP Scorpion Racing Products” (Serial Number 77546437); and word mark (Serial Number 77175743/Registration Number 3402820) and “Stable Mate” logo (Serial Number 77182783/Registration Number 3402824) with the United States Patent and Trademark Office. We have also registered a design patent (Number D587,284) for our roller rocker arm, and patent application (Number 60/652,723) which will be utilized when we commence operations through MPS.

          Even though registered, our intellectual property could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could expose us to the following risks, among others, we may be required to:

          We are also aware of competitors that counterfeit and infringe our intellectual property. While we intend to vigorously pursue such persons or entities, we cannot assure you that we will be able to identify all such parties or that we will have adequate time and resources to enforce and to protect our trademark and intellectual property rights through litigation or otherwise, or that we will be successful in doing so. Any of the foregoing outcomes would negatively impact our business, results of operations and financial condition.

          We intend to protect our unpatented trade secrets and know-how through confidentiality or license agreements with third parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States and unauthorized parties may copy or otherwise obtain and use our products, processes or technology and there can be no assurance that others will not independently develop similar know-how and trade secrets. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our proprietary know-how to offer competitive products at lower prices and we may not be able to effectively compete against these companies.

WE ARE DEPENDENT UPON A FEW SUPPLIERS FOR A SIGNIFICANT PORTION OF OUR RAW MATERIALS AND OUR SUPPLIERS ARE DEPENDENT ON THE CONTINUED AVAILABILITY AND PRICING OF RAW MATERIALS, EITHER OF WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO MANAGE COSTS AND MAINTAIN PROFITABLE OPERATING MARGINS.

          The principal raw materials we use to manufacture our automotive parts are steel and aluminum. We currently purchase raw material from 19 different material suppliers with whom we have no written purchase contracts. Our three largest suppliers, combined, represent 59%, 37% and 30% of all raw materials we purchased in 2006, 2007 and 2008, respectively. Any supplier and any order may be terminated or rejected by any supplier at any time. From time to time, particularly during periods of increased industry-wide and global demand, steel and aluminum have been in short supply resulting in higher raw material costs. Demand is currently down as a result of the global credit crisis which has restricted consumers’ purchasing power and forced some producers to cut production to match weakening demand. As a result, some of our suppliers may experience financial difficulties or solvency problems. Further, world events such as proposed or implemented trade policies, terrorism, armed conflict, epidemics and economic recession may also adversely affect supply chains by reducing the number of suppliers and availability of raw materials. Our reliance on open orders, no preference or assurances from suppliers, and our reliance on three primary suppliers, creates a risk that our supply of raw materials may be interrupted at any time. We may not be able to timely source another supplier, resulting in further delays. We have tried to minimize these risks by maintaining inventories in excess of our current and projected needs but can make no assurances that we will be able to maintain adequate stockpiles or that we will be able to acquire and stockpile raw materials at costs that can be passed on to customers. Our failure to ensure a steady supply of raw material or any significant interruption in the supply of raw materials could have a material adverse effect on our operations and ability to timely fulfill orders that could result in lost orders and revenue.

OUR BUSINESS IS SUBJECT TO DELAYS IN DELIVERY AND PRICE FLUCTUATIONS OF CERTAIN RAW MATERIALS, IN PARTICULAR, THE PRICE OF STEEL THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

          There have been significant fluctuations in the global prices of raw materials, which have had and may continue to have an impact on our business. We saw significant increases in the prices for aluminum and steel in 2004, a peak in 2005 with a drop to pre-2004 prices, then a slow increase beginning in 2006 that leveled off in 2008. While a rise in material costs, especially steel, will impact our financial results, we have been able to offset increase s by passing costs on to consumers and through volume purchases at the risk of increasing our inventory costs. Aluminum and steel prices dropped significantly during the first quarter of 2009 and remain low following the global credit crisis. As a result we have enjoyed lower costs and have been able to adequately maintain reserves. T here is no guarantee that these decreases will continue and an increase in the price of steel could increase our costs to manufacture our products that would result in a material adverse impact on our business if we are not able to pass the increases through to consumers . Further, although we obtain raw materials from various sources , maintain alternative sources for raw materials, and continue to maintain higher levels of inventory, to the extent there are fewer suppliers and/or available raw materials, or in the event of supply disruptions , we could incur higher costs and/or production delays which could adversely affect our results of operations .

THE FAILURE TO INVEST IN AND MAINTAIN STATE OF THE ART EQUIPMENT AND PROCESSES COULD DISRUPT THE OPERATION AND GROWTH OF OUR BUSINESS AND RESULT IN THE LOSS OF BUSINESS.

          We have invested significantly in equipment, which accounts for over 77% of our assets, and anticipate that it will be necessary to continue to do so in the future to remain competitive. We believe that our success is dependent, in large part, on our continued investment in sophisticated equipment, robotics and processes. We typically purchase equipment for cash or on short-term lease and do not purchase extended warranties or maintenance programs due to our belief that the processes we use are evolving so rapidly that we must replace, overhaul or retool our equipment and processes before the end of the useful life of the equipment. We currently replace or overhaul equipment every 3-5 years. Equipment taken out of use is either retained for parts or resold to used equipment buyers. We may be unsuccessful in anticipating, managing, adopting and integrating new or refurbished equipment on a timely basis, or we may not have the capital resources available to invest in new equipment and processes that could materially affect our operations.

OUR OPERATIONS COULD SUFFER FROM EQUIPMENT DOWNTIME, DISRUPTIONS OR INCREASED COSTS.

          We are not dependent on any one piece of equipment to maintain current levels of production and have engineered our equipment to perform a variety of tasks so that we can quickly substitute equipment to compensate for routine and unexpected downtime due to repair or breakdown. However, in the event that a substantial number of pieces of equipment are damaged, break down or require extended maintenance, our customers could experience interruptions in our service as well as delays, and we might incur additional expense in arranging new facilities and services. In the event of a disaster in which a substantial number of pieces of equipment are irreparably damaged or destroyed, we could experience lengthy interruptions in production. While we have not experienced extended equipment failures in the past, any interruptions or delays in our production could harm our relationships with customers and our reputation. We do not maintain insurance in the event of damage or interruption which costs would be incurred by the Company. These factors in turn could damage our brand and reputation, reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to fail to renew their orders, any of which could adversely affect our business, financial condition and results of operations. Temporary or permanent loss of our equipment could limit our ability to conduct our business and result in lost revenue.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL INVESTIGATION, REMEDIATION AND COMPLIANCE COSTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

          Our operations are subject to federal, state and local laws and regulations governing emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. While we believe that our operations and facilities are being operated in compliance in all material respects with applicable environmental health and safety laws and regulations, the operation of precision metal machining and anodizing facilities entails risks in these areas making us subject to penalties and costs associated with non-compliance of various federal, state and local environmental regulations. There can be no assurance that we will not incur material costs or liabilities, including substantial fines and criminal sanctions for violations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material.

WE MAY INCUR COSTS AS A RESULT OF PRODUCT LIABILITY AND WARRANTY CLAIMS THAT MAY BE BROUGHT AGAINST US.

We face an inherent business risk of exposure to product liability claims in the event that the use of our current and formerly manufactured or sold products results, or is alleged to result, in bodily injury and/or property damage. To date, we have not been subject to any product liability claims, however, we cannot assure you that we will not experience a material product liability loss in the future or that we will not incur significant costs to defend such claims. A successful claim brought against us may have a material adverse effect on our business, results of operations and financial condition.

WE DO NOT MAINTAIN CUSTOMARY INSURANCE COVERAGE TO PROTECT AGAINST THE POTENTIAL HAZARDS INCIDENT TO OUR BUSINESS.

          Other than workman’s compensation, we do not maintain property, business interruption, product liability and casualty insurance coverage. A catastrophic loss of the use of all or a portion of our facilities due to accident, labor issues, weather conditions, national disasters or otherwise, whether short- or long-term, could have a material adverse effect on our business, results of operations and financial condition.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BECOMING A PUBLIC COMPANY AND UNLESS WE OFFSET THESE ADDITIONAL COSTS BY DECREASING OTHER EXPENSES AND/OR INCREASING REVENUE, WE MAY NOT BE ABLE TO ABSORB THESE COSTS WHICH MAY ADVERSELY AFFECT OUR OPERATIONS.

          As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as amended, as well as new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. We are in the process of implementing corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations; however, we expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The measures we take may not be sufficient to satisfy our obligations as a public company and we expect the implementation costs and engagement of professionals to assist in the implementation to be prohibitive in the short term. We have engaged a financial consulting firm to assist our Controller and to provide financial and compliance advisory support services to our senior management until we are able to hire a chief financial officer and executive level employees to help us achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time. There can be no assurance that our current or future management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements without significant cost to us. Unless we offset the additional costs by decreasing other expenses and/or increasing revenue or raising additional capital, we may not be able to absorb the costs of complying with Sarbanes Oxley and our SEC reporting requirements, which may divert funds away from marketing activities and maintaining state of the art manufacturing equipment, either of which could adversely affect our operations. Further tightening may require us to defer management salaries, which may discourage current management personnel and potential individuals from joining the Company. We can make no assurances that we will not defer executive salaries, which could affect our ability to attract, recruit or retain qualified management personnel that would otherwise help us minimize the professional costs in connection with our compliance and reporting requirements.

THE LACK OF EXPERIENCE OF OUR CURRENT MANAGEMENT TEAM IN MANAGING A REPORTING COMPANY MAY PUT US AT A COMPETITIVE DISADVANTAGE.

          Our executive officers have not managed a publicly traded company and have no experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our President and Office Manager and may divert their attention away from the day-to-day management of our business, which would materially and adversely impact our business operations. We intend to hire additional executive level employees, but there can be no assurance that our current or future management team will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements. Our failure to do so could lead to penalties, loss of trading liquidity, and regulatory actions and further result in the deterioration of our business through the redirection of resources.

Risks Relating to our Securities

WE MAY HAVE VIOLATED SECURITIES LAWS AND REGULATIONS IN THE UNITED KINGDOM, THE NETHERLANDS, CANADA, AUSTRALIA, FINLAND, NEW ZEALAND AND SWEDEN IN CONNECTION WITH OUR OFFERING OF SECURITIES TO FOREIGN INVESTORS IN 2004, FURTHER, OUR FAILURE TO COMPLY WITH CURRENT OR FUTURE FOREIGN SECURITIES REGULATIONS RELATED TO THE OFFER AND SALE OF OUR SECURITIES ABROAD COULD ADVERSELY AFFECT OUR BUSINESS.

          The offer and sale of our securities to non-US investors, while exempt from registration in the United States under Regulation S, are subject to regulation by a number of foreign regulatory agencies. As with U.S. securities regulation, foreign regulation is concerned with investor protection. These agencies have a variety of procedures and enforcement remedies available to them, including the following:

•	Initiating investigations;

•	Issuing warning letters and cease and desist orders;

•	Requiring compliance;

•	Requiring consumer redress, such as requiring that a company offer to rescind securities previously sold to investors;

•	Seeking injunctive relief; and/or

•	Imposing civil penalties.

          In 2004, we were notified by regulators in the United Kingdom, the Netherlands, Canada, Australia, Finland, New Zealand and Sweden that our offering of securities may have violated solicitation restrictions in those countries. Upon notice, we immediately contacted the respective regulators and agreed to cease making offers and sales to new investors in the United Kingdom, the Netherlands, Canada, Australia, Finland, New Zealand and Sweden (see Item 8 “Legal Proceedings”) until and unless we comply with each jurisdiction’s prospectus and registration requirements. In each case, we complied with each regulator’s request and each inquiry was closed. We are not aware of any further relief or inquiry by any foreign securities regulator. We have not, and do not intend to make offers or sales to new investors in those jurisdictions or any jurisdiction that prohibits our doing so. We intend to comply with all applicable laws and regulations, however, our failure to comply with applicable laws or the restrictions imposed by foreign regulators could subject us to sanctions, force us to rescind all or a portion of the Regulation S offering, and/or reimburse purchasers, any of which could have a material adverse effect on our business and results of operations. We cannot assure you that any future proceedings or investigations, if any, will not have a material adverse effect on our business or operations.

ADVERSE PUBLICITY ASSOCIATED WITH REGULATORY NOTICES ABOUT OUR PRACTICES IN THE OFFER AND SALE OF OUR SECURITIES ABROAD COULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

          As a result of the regulatory actions and our agreement to cease selling in the United Kingdom, the Netherlands, Canada, Australia, Finland, New Zealand and Sweden, we have been subject to adverse publicity in the form of published notices on foreign regulatory websites and discussions in private chat rooms or websites. This type of adverse publicity, whether or not accurate, that associates the purchase of our securities, or questions our sales practices, or claims that such sales practices are not allowed could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues. Adverse publicity concerning any actual or purported failure of us to comply with applicable laws and regulations regarding the sale of our securities abroad, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our ability to attract, motivate and retain distributors, which may cause a decline in consumer interest in our products and services which would negatively impact our ability to generate revenue. In addition, investors’ perception of the Company may be adversely affected by negative publicity that may adversely affect our ability to raise capital through the sale of our equity securities which may, in turn, adversely affect our operations and/or delay our expansion plans.

TO RAISE ADDITIONAL CAPITAL TO FUND OPERATIONS, WE INTEND TO ISSUE ADDITIONAL SHARES OF STOCK WHICH WILL DILUTE ALL SHAREHOLDERS.

          We may require additional capital for the acquisition, replacement or repair of equipment, processes or technologies that are complementary to ours, or to fund our working capital and capital expenditure requirements. To date, we have relied on financing through the ongoing sale of our securities outside the United States pursuant to Regulation S. Since 2004 and through December 31 , 2008, we have raised aggregate gross proceeds of $35,674,024 through the sale of our securities to foreign investors. Our cash offering expenses on these sales average 40% of the proceeds raised, which includes commissions to third party foreign brokers and finders fees to existing shareholders for introducing new investors. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

SHARES ELIGIBLE FOR SALE OR CONVERTIBLE INTO SHARES IN THE FUTURE COULD NEGATIVELY AFFECT OUR STOCK PRICE AND DILUTE SHAREHOLDERS

          There is currently no market for our shares of common stock. However, in the event a market for our common shares develops, the value of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of March 31, 2009 , we had 36,153,456 issued and outstanding shares of common stock of which our officers and directors hold or control 20,000,000 shares or 55%. As of March 31, 2009 , there were 35,129,036 shares of restricted common stock that will be issuable upon exercise of 17,564,518 outstanding stock options issued to existing non-US shareholders. We have not issued options or other securities under our equity incentive plan; however, we may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the value of our common stock.

OUR MANAGEMENT AND PRINCIPAL SHAREHOLDERS IN THE AGGREGATE, OWN OR CONTROL APPROXIMATELY 55 % OF OUR OUTSTANDING COMMON SHARES AND AS MAJORITY SHAREHOLDERS, ARE ABLE TO CONTROL VOTING ON ISSUES AND ACTIONS THAT MAY NOT BE BENEFICIAL OR DESIRED BY OTHER SHAREHOLDERS.

As of March 31, 200 9 , Robert and Teresa Stopanio, as husband and wife, jointly own 27. 7 % of the issued and outstanding common stock. On May 2, 2008, the Company entered into an agreement to buy back 10,000,000 shares held by Yali Golan, a former director, and his spouse. Under the terms of the buy back agreement, the Golans transferred to the Company all of the voting rights in and to the shares. As officers of the Company, Robert and/or Teresa Stopanio have been designated by the Company, as proxy, to vote the shares at any meeting of the shareholders of the Company and/or upon any and all matters to be decided by a vote of the shareholders eligible to vote. Accordingly, the Stopanios may control 20,000,000 shares or 55 % of our common stock and as such could elect all directors, and dissolve, merge or sell our assets or otherwise direct our affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impede a merger, consolidation, takeover or other business combination involving the Company, which, in turn, could depress the value of our common stock.

THE ISSUANCE OF PREFERRED STOCK COULD CHANGE CONTROL OF THE COMPANY.

          Our articles of incorporation authorize the Board of Directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board of Directors. Our articles of incorporation further authorize the Board of Directors to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our company. Although we have no present plans to issue additional series or shares of preferred stock, we can give no assurance that we will not do so in the future.

OUR SHARES OF COMMON STOCK AND UNIT PURCHASE OPTIONS ARE SUBJECT TO THE RESALE CONDITIONS UNDER RULE 903(B)(3) OR CATEGORY 3 OF REGULATION S UNDER THE SECURITIES ACT.

          With the exception of 20,000,000 shares of our common stock issued to or otherwise controlled by officers and directors, and 200,000 shares held by US shareholders, all of our shares of issued and outstanding common stock and all of our issued and outstanding unit purchase options are subject to the resale restrictions under Rule 903 of Regulation S, as amended. Under Category 3, offering restrictions (as defined under Regulation S) had to be in place in connection with our ongoing Regulation S offering that commenced in 2004. These restrictions include:

•	certification by the purchaser that he or she is not a U.S. person and that the purchaser is not acquiring the securities for the account of any U.S. person;

•	an agreement by each purchaser not to engage in hedging activities with regards to the securities except in compliance with the Securities Act;

•	the placement of a restrictive legend on each certificate for securities sold pursuant to Regulation S; and

•	the Company to issue stop transfer instructions to the transfer agent and refuse any registration or transfer of securities not made in accordance with Regulation S.

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK.

          There has been no public market for our common stock and we cannot assure that a public market for our common stock will develop in the future. In addition, a substantial number of our shares are “restricted securities” having been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) or pursuant to Regulation S promulgated under the Securities Act. Resales of these shares to “U.S. Persons” as defined in Regulation S may only be made in an offshore transaction in compliance with Regulation S promulgated under the Securities Act, or pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act, and in each case, in accordance with all applicable securities laws.

FUTURE RESALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

          While we do not contemplate a market for our common stock in the foreseeable future, in the event a public market for our securities develops, a substantial portion of our outstanding shares of common stock would be eligible for resale to the public pursuant to Rule 144. Rule 144, as amended, provides that a person (or persons whose shares are aggregated) who is a non-affiliate may sell his shares, without any volume limitation, if he has satisfied a six month holding period. Affiliates (members of our management, control persons and related parties) may sell after satisfying a one year holding period, subject to volume requirements, manner of selling and reporting requirements. In addition, we may also issue additional shares of stock and securities convertible into or exercisable for our common stock in connection with our business and pursuant to our equity incentive plan for employees and consultants. At such time as a market develops, if ever, resale of a significant portion of our issued and outstanding common stock after these restrictions lapse or are satisfied could have a depressive effect on the price of our common stock in any public market that develops, may impair our ability to raise capital by selling additional securities, and may restrict the liquidity of an investor’s investment.

ITEM 2.	FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

          As a “smaller reporting company” we are permitted to scale disclosure and therefore, are not providing the information contained in this item pursuant to Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Our financial statements are consolidated to include the accounts of Scorpion Performance, Inc., our active subsidiaries, Anodize, LLC, Scorpion Real Estate Investments of Broward County, LLC, Scorpion Real Estate Investments of Marion County, LLC, Scorpion Racing Products, Inc., Scorpion Medical Technologies, LLC and our non-operational subsidiaries Manure Packing Systems, LLC and World Waste Management, LLC. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing in this registration statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this registration statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” in Item 1A for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

OUTLOOK

          Disruptions in the U.S. and global financial markets and restrictions on credit and liquidity are adversely impacting the availability and cost of credit for companies regardless of industry. As companies respond to rapidly changing conditions, we believe the costs of capital will negatively impact business in the short term which could result in further failed businesses and bankruptcies. Such events could, in turn, negatively affect our business either through loss of sales to our distributors and customers, or through our inability to meet our commitments or meet them without excess expense, due to the loss of supplies from any of our suppliers so affected.

          Overall negative economic conditions, including the deterioration of global financial markets, reduced credit availability and lower consumer confidence have significantly impacted the consumer spending and the automotive industry has been particularly hard hit. Automotive production and sales have deteriorated substantially and are not expected to rebound significantly in the near term. Considering the drastic changes to consumer demand for automobiles and corresponding decrease in automobile production we have assessed the demand for parts and determined that specialty automotive parts such as those we produce continue to remain a viable business because our core customers are generally car enthusiasts that are passionate about performance and craftsmanship. We also believe that customers, in general, will be holding onto their vehicles for longer periods and will be seeking products such as ours that may enhance vehicle performance and enjoyment of the consumer.

          Furthermore, we have observed several of our competitors, small and large, file for bankruptcy or significantly curtail production due to an inability to access needed capital and credit to maintain operations. As several of our competitors have been forced from the market, we have been able to pick up open orders and believe that our competitive strengths (automation, technology, low costs, customer service and flexibility) will ensure that we continue to service customers of our former competitors for the long term.

          To remain competitive, we intend to expand our existing line of automotive parts (including lifters, push rods, valve springs and fuel rail kits) through our subsidiary, Scorpion Racing Products. We spent approximately $133,380 in 2008 in connection with the third quarter launch of Scorpion Racing to target marketing and sales of our related components through distributors and believe that sales through this subsidiary will increase in 2009 as a result of our marketing and advertising campaigns.

          We believe our move to larger space in our Ocala facility will allow us to triple capacity and output. The transition from our Ft. Lauderdale facility to the Ocala facility has been delayed due to significant unforeseen expenses incurred with the retrofitting of our facility and delays with permitting, zoning and a pending road widening project by Marion County. We initially budgeted $2 million for the refurbishment and relocation; however, we have had to revise our budget and extend our move in date as a result of unforeseen delays with permitting, zoning and a pending road widening project by Marion County. As a result, we anticipate that the Ocala facility will be fully operational in the third quarter of 2009 and have revised our estimates of future costs necessary to make the facility operational to reflect an additional $ 550 ,000 in addition to implementation costs of $1,552,467 already expended. By making ongoing capital improvements, we believe we can increase productivity with no additional personnel, however there can be no assurances that productivity increases will be achieved, or that our Ocala facility will be fully operational by the target date of the third quarter of 2009, or that our estimated implementation costs will be adequate.

          With additional manufacturing capabilities, we believe we will be able to accommodate the medical components industry which we intend to operate through Scorpion Medical. We have targeted the medical components industry based on our belief that the medical component industry is less sensitive to economic downturns than the automotive parts industry, as the need for surgical tools is less discretionary than the need for a new auto or an engine rebuild. During the year ended December 31, 2008, services for medical related products accounted for approximately 12% of our total revenue with no financial commitment on our part . We anticipate that increased production capabilities together with ISO certification, will allow us to expand our manufacturing capabilities to include FDA regulated medical components. To date, we have expended approximately $66,000 in connection with obtaining ISO certification. While we do not anticipate incurring additional costs associated with ISO certification and special equipment outfitting for our Ocala facility to accommodate the manufacturing of medical components, we can make no assurances that we will not incur additional costs, that we will obtain ISO certification, or that sales will increase as a result of having ISO certification.

          We also intend to aggressively market our existing anodizing services and private label services. Expenditures related to expanding our anodizing services will primarily be for advertising and promotion to the non FDA regulated medical components industry which we estimate will be approximately $36,000 during the fiscal year 2009 .

SIGNIFICANT ACCOUNTING POLICIES

          Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of our year end audited consolidated financial statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

          A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

          Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

          Use of Estimates — Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our manufacturing equipment, cost of maintenance of robotic equipment, economic benefit of R&D generated improvements in our manufacturing equipment and processes, our marketing initiatives ability to generate sufficient business to support expand production capacity, potential inventory requirements as well as obsolescence and our net operating loss for tax purposes. Actual results could differ from those estimates.

          Cash and Equivalents — We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. During the period ended December 31, 2008 we have not experienced any losses in such accounts.

          Accounts Receivables — Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. In estimating credit risk, management considers the customer’s specific performance history with other vendors, credit bureau reports and industry reputation. During the period ended December 31, 2008 no losses have been incurred from uncollectable accounts.

          Inventory — Inventories are reported on the lower of cost (FIFO) or market value basis. We periodically perform an evaluation of inventory for excess and obsolete items. Such evaluations include evaluating the marketability of raw materials, subcomponent parts, the existence of an open active customer purchase order for work in process, the salability of any finished goods and the usability of any packaging materials. Since finished goods are built to order on a “just in time” basis and generally ship within a few weeks of production. We do not build product for speculation. The bulk of the inventory value is in raw materials or work in process. Work in process is covered by a customer purchase order. Raw materials inventory is composed primarily of steel rods and aluminum billets. Both materials are fungible and excess inventory, if any, can be readily liquidated in the open market. During the period ended December 31, 2008 no obsolescence losses have been recorded.

          Revenue Recognition — Our revenue, to date, has been derived from the sales of Scorpion brand and private label products and from the sale of anodizing services. Revenue is recognized in accordance with the provisions of Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition in Financial Statements”, which states that revenue is realized or realizable and earned when all of the following criteria are met:

•	persuasive evidence of an arrangement exists,

•	delivery has occurred or services have been rendered,

•	the seller’s price to the buyer is fixed or determinable, and

•	collectability is reasonably assured.

          These conditions are typically met, both for product sales and anodized services, upon shipment of finished products to our customers.

          Intangible Assets — We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate. We assess the recoverability of the intangible assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. In August 2008, we revised and improved our impairment analysis for long-lived assets. The improved analysis included fair value estimates for our facilities which includes land, building and improvements. For our furniture, fixtures and equipment we performed an analysis of the projected discounted cash flow generated from our operations. The results of this analysis were sufficient to permit us to conclude that no impairment charge was required to our long-lived assets.

RESULTS OF OPERATIONS

          The following discussion and analysis addresses the major factors that affected our operations and financial condition reflected in our consolidated audited financial statements for the years ended December 31, 2008 and December 31, 2007. This discussion is intended to supplement and highlight information contained in, and should be read in conjunction with, our financial statements and related notes and the selected financial data presented elsewhere in this report.

Results of Operations for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008

NET INCOME

           Net revenue for the three months ended March 31, 2009 was $754,735 a decrease of $155,558 or 17%, compared to net revenue of $910,293 for the three months ended March 31, 2008. The decrease in net revenue was primarily due to reduced carryover orders from December 2008 as a result of the economic downturn, which were partially offset by an increase in Scorpion Racing Products sales.

NET REVENUE BY SOURCE

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008		Change From Prior Period

PRODUCTS
Scorpion Brand	$352,859	47%	$250,776	28%	$102,083	41%
Private Label	$339,616	45%	$518,469	57%	$(178,853)	-34%

Total Products	$692,475	92%	$769,245	85%	$(76,770)	-10%

SERVICES
Anodizing:
Racing Products	$28,094	4%	$75,124	8%	$(47,030)	-63%
Medical Components	$34,166	4%	$65,924	7%	$(31,758)	-48%

Total Services	$62,260	8%	$141,048	15%	$(78,788)	-56%

NET REVENUE	$754,735	100%	$910,293	100%	$(155,558)	-17%

           Cost of sales for the three months ended March 31, 2009 was $516,994 a decrease of $66,964 or 11% compared to cost of sales of $583,958 for the three months ended March 31, 2008. $99,792 of the decrease was due to decreased sales volume and ($32,828) that partially offset the decrease was due to increased costs. Gross profit for the three months ended March 31, 2009 was $237,741 a decrease of $88,594 or 27%, compared to gross profit of $326,335 for the three months ended March 31, 2008.

           Total operating expenses for the three months ended March 31, 2009 were $681,680 a decrease of $151,723 or 18% as compared to total expenses of $833,403 for the year ended March 31, 2008. The change is primarily a result of the following:

•	Selling and marketing expenses decreased $65,532 or 34% as a result of cutbacks and reduction in advertising expenditures.

•	Research and development expenses decreased $16,716 or 34% due primarily to the prioritizing of and reduction in the number of projects involving MPS, a subsidiary that is currently dormant.

•	Salaries and benefits expense decreased $18,461 or 16% primarily as a result of minor adjustments to current staffing levels.

•	General and administrative expense decreased $51,014 or 11% which is primarily a result of the following:

	o	a $10,637 decrease in depreciation expense as a result of changes in our equipment investment;

	o	a $9,585 decrease in automobile expense due to a decrease in fuel costs and maintenance;

	o	a $19,659 increase in utilities primarily the result of increased rates and usage;

	o	a $22,844 decrease in professional fees due to reduced contractual matters; and

	o	a $27,607 decrease in other general and administrative expenses.

           Other Income (Expense) for the three months ended March 31, 2009 was ($28,897) an increase of $39,437 or 374% as compared to other income of $10,540 for the three months ended March 31, 2008. This category is composed of interest income net of interest expense. The increase in expense is primarily a result of increased interest expense related to debt and a decrease in interest income resulting from decrease in cash balances.

           We realized a net loss of $472,836 for the three months ended March 31, 2009 as compared to a net loss of $496,528 for the three months ended March 31, 2008.

Results of Operations for the year ended December 31, 2008 as compared to the year ended December 31, 2007

NET INCOME

          Net revenue for the year ended December 31, 2008 was $2,867,578 an increase of $938,510 or 49%, compared to net revenue of $1,929,068 for the year ended December 31, 2007. The increase in net revenue was primarily the result of increased sales through a greater number of distributors and continued increases in our promotional efforts.

NET REVENUE BY SOURCE

	Year Ended December 31, 2008		Year Ended December 31, 2007		Change From Prior Year

PRODUCTS
Scorpion Brand	$890,305	31%	$707,849	37%		$182,456	26%
Private Label	$1,414,332	49%	$858,465	44%		$555,867	65%

Total Products	$2,304,637	80%	$1,566,314	81%		$738,323	47%

SERVICES
Anodizing:
Racing Products	$219,127	8%	$362,754	19%	-$	143,627	-40%
Medical Components	$343,814	12%	—	—		—	—

Total Services	$562,941	20%	$362,754	19%		$200,187	55%

NET REVENUE	$2,867,578	100%	$1,929,068	99%		$938,510	49%

          Cost of sales for the year ended December 31, 2008 was $2,180,824 an increase of $897,104 or 70% compared to cost of sales of $1,283,720 for the year ended December 31, 2007. $624,542 of the increase was due to increased sales volume and $272,562 of the increase was due to increased production labor costs in connection with increased staffing levels in anticipation of increased sales. Gross profit for the year ended December 31, 2008 was $686,754 an increase of $41,406 or 6%, compared to gross profit of $645,348 for the year ended December 31, 2007.

          Total operating expenses for the year ended December 31, 2008 were $3,310,196, an increase of $222,456 or 7% as compared to total expenses of $3,087,740 for the year ended December 31, 2007. The change is primarily a result of the following:

•	Selling and marketing expenses increased $133,380 or 18% as a result of the launch of additional advertising connected with the launch of Scorpion Racing Products;

•	Research and development expenses decreased $162,358 or 49% due primarily to the prioritizing of and reduction in the number of projects involving MPS, a subsidiary that is currently dormant;

•	Salaries and benefits expense decreased $182,118 or 24% primarily as a result of adjusting staffing levels in 2008 in connection with increased automation and robotics;

•	Gain on sale of equipment in 2008 for $32,750.

•	General and administrative expense increased $400,802 or 31% which is primarily a result of the following:

	o	a $219,716 increase in depreciation expense also a result of increased investment in equipment;

	o	an $86,711 increase in automobile expense due to increased travel between our Ft. Lauderdale facility and our Ocala facility and increased maintenance as vehicles age;

	o	a $39,962 increase in utilities primarily the result of increased rates and usage;

	o	a $29,169 increase in professional fees due to contractual issues;

	o	a $14,906 increase in small tools and shop supplies due to increased production.

          Other Income (Expense) for the year ended December 31, 2008 was ($126,828) an increase of $144,538 or 816% as compared to other income of $17,710 for the year ended December 31, 2007. This category is composed of interest income net of interest expense. The increase in expense is primarily a result of a lawsuit settlement of $75,000 and increased interest expense of $66,773 associated with the issuance of debt to buy back stock of the Company as discussed more fully in the liquidity comments.

          We realized a net loss of $2,750,270 for the year ended December 31, 2008 as compared to a net loss of $2,424,682 for the year ended December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

           At March 31, 2009, we had an accumulated deficit of $(9,855,748) and cash and cash equivalents of $201,208. For the year ended December 31, 2008 our accumulated deficit and cash equivalents were $(9,382,912) and $297,838, respectively.

           Our primary sources of cash during our last two fiscal years have been rocker arm operations, anodizing services and the sale of our equity securities. Our cash flows from operations are derived primarily from the manufacture and distribution of high performance auto parts, particularly rocker arms. Cash flows from our anodizing services are dependent upon the revenue generated from third party customers. Anodizing services are primarily a component of our rocker arm manufacturing process which other manufacturers utilize from time to time for both automotive applications as well as non-automotive applications including medical components and equipment.

           We sold shares of our common stock and unit purchase options to non-US resident investors in an offering intended to meet the exemptions of Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). For the three months ended March 31, 2009, we received funded subscriptions from the sale of our common stock of $254,391 and $346,948 from the sale of unit purchase options, less aggregate selling expenses of $306,398 for aggregate net proceeds of $294,941. Since we began our Regulation S offering in 2004 and through March 31, 2009, we have raised gross proceeds from the sale of our common stock and unit purchase options of $27,493,478 and $8,782,259, respectively, less aggregate selling expenses of $16,540,700 for aggregate net proceeds of $19,735,037.

           The funds received from the sale of our common stock and unit purchase options have been used for operational purposes and equipment purchases offset by cash used in operating and investing activities for our products and services. We believe that our operating and capital requirements in connection with operations have been and will continue to grow and sustain operations. Because our primary uses of cash are for capital expenditures, research and development and construction costs including plant expansion and ongoing plant construction in Ocala, Florida, repayment of debt and pursuit of new business opportunities, we believe we are in a position to delay or scale back these expenditures should the need arise. In addition, we will continue to seek capital from foreign investors to the extent such capital is available.

Cash Flows for the Three Months March 31, 2009

Cash Flows from Operating Activities

           Operating activities used net cash for the three months ended March 31, 2009 of $541,317. Net cash used reflects an adjusted net loss for the year ended of approximately $305,319, as adjusted for various items which impact net income but do not impact cash during the period, such as depreciation and amortization. Net cash used also reflects $235,998 of cash used to support net changes in working capital items, which included:

•	a $153,874 increase in accounts receivable as a result of slowed collection efforts due to the economy;

•	a $27,463 increase in inventory costs due to utilizing existing inventory for current production;

•	a $160,890 decrease in other current assets as a result primarily of accepting delivery in the current quarter of inventory that was prepaid in the prior quarter; and

•

a $215,551 decrease in accounts payable and accrued expenses as a result of satisfying vendor liabilities from the proceeds of new financing obtained on certain unencumbered robotic manufacturing equipment acquired in 2008.

Cash Flows used in Investing Activities

           Our investing activities used $201,750 in net cash during the three months ended March 31, 2009. Net cash used is composed entirely of capital expenditures for equipment and outfitting the Ocala facility.

Cash Flows from Financing Activities

           Our financing activities provided net cash of $646,437 for the three months ended March 31, 2009. We raised approximately $254,391 and $346,948 through the sale of our common stock and unit purchase options, respectively, net of $306,398 in issuance costs. We also received $351,496 in proceeds from a new note in connection with the acquisition of equipment and outfitting the Ocala facility.

Financial Position

           Our total assets decreased $41,950 or .43% to $9,681,050 as of March 31, 2009 from $9,723,000 as of December 31, 2008 primarily as a result of a net decrease in total current assets. The decrease in total current assets was primarily associated with a $153,873 increase in accounts receivable offset by a $160,888 decrease in other current assets and a $96,630 decrease in cash.

Material Commitments

           In May 2008, the Company entered into an agreement with a former director to buy back 10,000,000 shares of the Company’s common stock for the aggregate purchase price of $2,500,000. Under the terms of the Stock Purchase Agreement, the Company purchased the shares at a price of $0.25 per share with a cash purchase price of $500,000 and the balance of $2,000,000 in the form of a 7% Note due on January 1, 2013 and secured by and subject to a Mortgage and Security Agreement on the Company’s primary manufacturing facility and real property located in Broward County, Florida. There is no prepayment penalty under the Note and the Company reserves the right to withhold payments due under the Note in the event of breach of the Stock Purchase Agreement. The Company has the option to pay interest only at a rate of 10% per annum on the outstanding balance of the Note until the due date, at which time a balloon payment will be due. In January 2009, we exercised our option to pay interest only.

           The Company may also extend the due date of the Note for one additional five-year period. If the Company opts to extend the Note, the Company will pay principal and interest in the amount of the greater of 10% per annum or prime plus 4% per annum on the remaining balance by making monthly payments in an amount that would result in equal monthly payments being made until final payment of the remaining balance on January 1, 2018. Under the terms of the Mortgage and Security Agreement executed on May 2, 2008, the Company retains the rights to collect all rents, issues and profits from the property and has the right to cure any Event of Default, as that term is defined in the Note, upon 30 days notice. As of March 31, 2009, we owe $1,686,513 on the Note and have made interest payments totaling $29,514.

           In January 2009, the Company executed two capital leases with Machinery Finance Resources, LLC. The terms of the lease agreement provide financing for the acquisition of $385,927 of manufacturing equipment for the Ocala facility. The leases have been accounted for as capital leases and provide for 60 monthly payments of $7,585 and bear interest at 6.9%. Amortization of assets under capitalized leases is included in depreciation expense. Interest incurred in the three months ending March 31, 2009 is $6,593.

           We had no outstanding purchase commitments to purchase raw materials as of March 31, 2009.

           We have expended approximately $1,552,467 and believe that $550,000 remains to be spent over the next nine months to complete the construction and outfitting of our expansion facility in Ocala. The transition from our Ft. Lauderdale facility to the Ocala facility has been delayed due to significant unforeseen expenses incurred in the process of completing the retrofitting of our facility, particularly associated with electrical systems, window installations and HVAC systems, permitting and zoning delays and a pending road widening project by Marion County that will impact our property. Consequently, we have revised our estimates of future costs necessary to make the facility operational to reflect an additional $100,000 in addition to the $2m budgeted for completion of the facility.

OFF BALANCE SHEET ARRANGEMENTS

          None.

RECENT ACCOUNTING PRONOUNCEMENTS

          Refer to Note 1 to our consolidated financial statements attached to this Amendment No. 6.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          We do not believe we have any material exposure to market risk associated with our cash and cash equivalents.

ITEM 3.	PROPERTIES

          Our current headquarters and principal production facilities are located at 3000 SW 4th Avenue, Fort Lauderdale, Florida 33315. This facility is a 30,000 square foot single story building built in 1970. We own this facility through our wholly owned subsidiary, Scorpion Real Estate Investments of Broward County, LLC. In connection with the Company’s buy back of shares held by Yali Golan and his spouse on May 2, 2008, the Company executed a note that is secured by and subject to a Mortgage and Security Agreement on this property. Under the terms of the Mortgage and Security Agreement, a copy of which is filed as an exhibit to our Form 8-K filed with the SEC on May 5, 2008, the Company retains the right to collect all rents, issues and profits from the property and has the right to cure any Event of Default, as that term is defined in the Note, upon 30 days notice from the Golans.

          We continue to retrofit our Ocala facility, which will become our future headquarters and principal production facility located at 5417 NW 44th Avenue, Ocala, Florida 34482. This facility, a single story building built in 1989, totals 36,000 square feet and is located on 10.5 acres. We own this facility through our wholly owned subsidiary Scorpion Real Estate of Marion County, LLC and currently have no mortgage on this property.

          We lease warehouse space in Ocala, Florida to store raw materials and equipment purchased in anticipation of our relocation to the Ocala facility which has been delayed due to construction and permitting delays beyond our control. The lease is on a year-to-year basis at an aggregate rent of $42,400 per year.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           As of March 31, 2009, there were 36,153,456 shares of common stock issued and outstanding. The following table shows the number of shares and percentage of all shares of common stock issued and outstanding as of March 31, 200 9 , held by any person known to the Company to be the beneficial owner of 5% or more of the Company’s outstanding common stock, by each executive officer and director, and by all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Unless otherwise noted below, the address for each shareholder is 3000 SW 4th Avenue, Fort Lauderdale, Florida 33315.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Common Stock	Robert Stopanio(1)(2)	10,000,000	27. 7%
Common Stock	Teresa Stopanio(1)(2)	10,000,000	27. 7%
Common Stock	Scorpion Performance, Inc. (2)	10,000,000	27. 7%
Common Stock	Karen Rodgers	—	—
	All current officers and directors as a group (3 persons)	20,000,000	55 .4%

(1)

Robert and Teresa Stopanio are husband and wife and hold an aggregate of 10,000,000 shares of common stock as joint tenants with right of survivorship. Mr. Stopanio is our President and Principal Executive Officer; Mrs. Stopanio is our Office Manager and oversees general administrative functions of the Company and its subsidiaries.

(2)

The shares were acquired by the Company from Yali Golan and Leslie Golan pursuant to the Stock Purchase Agreement dated May 2, 2008 and filed as an exhibit to our Form 8-K on May 5, 2008. Under the terms of the Stock Purchase Agreement, the Golans transferred to the Company all of the voting rights in and to the shares. As officers of the Company, Robert and/or Teresa Stopanio may be designated by the Company, as proxy, to vote the Shares at any meeting of the shareholders of the Company and/or upon any and all matters to be decided by a vote of the shareholders eligible to vote. As a result of the buy back, Robert and Teresa Stopanio, who jointly own 10,000,000 shares or approximately 27. 7 % of the common stock of the Company, may, as officers of the Company, control the voting rights to an aggregate of 20,000,000 shares or approximately 55% of the common stock of the Company.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth certain information regarding our executive officers, key employees and directors. Directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position
Robert Stopanio	44	Director, Chairman, President
Teresa Stopanio	46	Secretary, Office Manager
Luke Whalen	27	Chief Operating Officer
Karen Rodgers	54	Controller

          Robert Stopanio is the founder and President of Scorpion Performance. Mr. Stopanio’s entry into the high performance arena began as founder of Blue Thunder Engines, Inc., in 1980 that was in the business of designing marine racing engines and components. Blue Thunder racing engines were designed by Mr. Stopanio and were used by U.S Customs D.E.A interceptor boats. In 1999, Mr. Stopanio created Scorpion Performance to design racing components for the auto industry.

          Teresa Stopanio is the spouse of Robert Stopanio and since founding the Company with her spouse, has served as the Company’s Secretary and Office Manager overseeing the general administrative functions over the property, business and affairs of the Company, its subsidiaries and divisions.

          Luke Whalen, became Chief Operating Officer of the Company in January 2009 and is responsible for managing the day-to-day manufacturing operations of Scorpion as well as working with the President of the Company to develop new product lines. Mr. Whalen oversees Scorpion’s operational procedures, new product development, quality control, supply chain management and sales initiatives. Since 1999 and prior to his promotion as COO, Mr. Whalen served as chief mechanic of the Company.

          Karen Rodgers, became Controller of the Company in August 2007. Ms. Rodgers has over 30 years experience in public and private accounting. Ms. Rodgers has owned and operated KAS Accounting Services, Inc., a full-service accounting firm specializing in small businesses and individuals since January 1983. Ms. Rodgers obtained Enrolled Agent (“EA”) designation in 1996 and in that capacity is empowered by the U.S. Department of the Treasury to represent taxpayers before all administrative levels of the Internal Revenue Service for audits, collections, and appeals. Ms. Rodgers has been involved in the accounting and tax preparation functions of the Company since its inception.

          Except as disclosed under Item 7, there are no business relationships between any of the officers and directors and the Company. Management is not aware of any material proceedings to which any director or officer of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

          To the best of the Company’s knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board of Directors

          Our Board of Directors currently consists of one director, Robert Stopanio. Our Bylaws provide that our board shall consist of not less than one nor more than nine individuals. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our Bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Committees

          To date, we have not established a compensation committee, nominating committee or an audit committee. Our Controller, Karen Rodgers, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls.

Financial Consulting Services

          On November 1, 2007, we engaged ProLianze Group, LLC (“ProLianze”), an executive and financial consulting services firm, to provide financial consulting services to the Company and to assist management in preparing and reporting our financial information, complying with SEC reporting requirements and evaluating our system of internal accounting controls. ProLianze provides its consulting services on an hourly or per project basis as required by management with compensation determined on a per project basis. Our agreement with ProLianze may be terminated by either party at any time. There are no material plans, contracts or arrangements to which ProLianze or any of its officers, directors, employees, agents or affiliates are a party or in which it participates that was entered into, or materially amended, in connection with our engagement of ProLianze. No officer, director, employee, agent or affiliate of ProLianze has any family relationship with any director, executive officer or person nominated or chosen by our Board of Directors to become a director or executive officer.

ITEM 6.	EXECUTIVE COMPENSATION

Executive Officer Compensation

          The following table sets forth annual compensation for our officers for each of the last two fiscal years.

SUMMARY COMPENSATION TABLE

Name/Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Options ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert Stopanio	2008	$132,500	-0-	-0-	-0-	-0-	-0-	-0-	$132,500
President	2007	$265,000	-0-	-0-	-0-	-0-	-0-	-0-	$265,000

Teresa Stopanio	2008	$132,500	-0-	-0-	-0-	-0-	-0-	-0-	$132,500
Office Manager	2007	$265,000	-0-	-0-	-0-	-0-	-0-	-0-	$265,000

Karen Rodgers	2008	$54,000	-0-	-0-	-0-	-0-	-0-	-0-	$54,000
Controller	2007	$30,000	-0-	-0-	-0-	-0-	-0-	-0-	$30,000

Employment Agreements

          We have not entered into employment agreements with any of our officers. Salaries payable to Robert and Teresa Stopanio are subject to adjustment and deferral based on operations and cash flow of the Company. Each of our officers are eligible to receive and participate in all benefit, bonus, retirement, health, insurance and incentive programs provided by the Company for its employees.

Equity Incentive Plan

          On August 28, 2007, the directors and a majority of our shareholders adopted our 2007 Equity Incentive Plan (the “Plan”). We have reserved an aggregate of 10,000,000 shares of common stock for issuance pursuant to options or restricted stock granted under the Plan. W e have issued no options or restricted stock under the Plan. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining key employees, directors and consultants for the Company and its subsidiaries. The Plan shall be administered by the board of directors until such time as a committee shall be appointed (hereinafter referred to as the “Administrator”). Options granted under the Plan may either be options qualifying as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that do not so qualify (“Non-Qualified Options”).

          The price per share issuable upon exercise of an option shall be determined by the Administrator at the time of the grant and shall (i) in the case of an ISO, not be less than the fair market value of the shares on the date of grant; (ii) in the case of an ISO granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, be at least 110% of the fair market value of the shares on the date of grant; or (iii) in the case of an NQSO, shall be no less than ninety percent (90%) of the fair market value per share on the date of grant. For the purposes of the Plan, the “fair market value” of the shares shall mean (i) if shares are traded on an exchange or over-the-counter market, the mean between the high and low sales prices of shares on such exchange or over-the-counter market on which such shares are traded on that date, or if such exchange or over-the-counter market is closed or if no shares have traded on such date, on the last preceding date on which such shares have traded or (ii) if shares are not traded on an exchange or over-the-counter market, then the fair market value of the shares shall be the value determined in good faith by the Administrator, in its sole discretion.

          The per share purchase price of shares subject to options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

          The term of each option and the manner in which it may be exercised is determined by the Administrator, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

          We have issued no options, warrants or other equity or non-equity based incentives nor has any equity award/compensation been awarded to, earned by, or paid to any of our executive officers, directors or key employees; therefore, we have omitted an Outstanding Equity Awards at Fiscal Year End Table as permitted under Regulation S-K. Further, as a “smaller reporting company” we are providing the scaled disclosures as permitted by Regulation S-K and therefore, have omitted a Grants of Plan Based Award Table, Options Exercised and Stock Vested Table, Pension Benefits Table and Nonqualified Deferred Compensation Table.

Director Compensation

          The following table sets forth annual compensation for our directors during 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Robert Stopanio(1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Yali (Eial) Golan(2)	-0-	-0-	-0-	-0-	-0-	$269,973	$269,973

(1)	Mr. Stopanio is also our President and is not compensated for his services as a director.

(2)

In connection with the Company’s buy back of his shares, Mr. Golan resigned as director of the Company, effective May 2, 2008. Prior to his resignation, the Company paid Mr. Golan an average monthly fee of $20,000 for overseas marketing and consulting in connection with our Regulation S offering. There is no written agreement between Mr. Golan and the Company, which services were terminated effective May 2, 2008.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

          Robert Stopanio, our President and director, and Teresa Stopanio, our Office Manager, are husband and wife and founders of the Company.

          As reported on our Form 8-K, filed with the SEC on May 5, 2008, the Company entered into a Stock Purchase Agreement with Yali Golan, a director and beneficial shareholder of the Company, to buy back 10,000,000 shares of the Company’s common stock held by Mr. Golan, and his spouse, as joint tenants. The shares were purchased for an aggregate purchase price of $2,500,000 of which $500,000 was paid at closing and the balance payable pursuant to a secured promissory note. A full description of the transaction is set forth under our discussion titled “Material Commitments” under the heading “Liquidity” in Item 2 of this Amendment No. 6 .

          Robert Stopanio and Teresa Stopanio are the managers of Scorpion Real Estate Investments of Broward County, LLC, a Florida member managed limited liability company formed in June 2007. The Company is the sole member of this entity that holds title to the Company’s facility and property located at 3000 SW 4th Avenue, Fort Lauderdale, Broward County, Florida.

          Robert Stopanio and Teresa Stopanio are the Managers of Scorpion Real Estate Investments of Marion County, LLC, a Florida member managed limited liability company formed in June 2007. The Company is the sole member of this entity that holds title to the Company’s expansion facility and property located at 5417 NW 44th Avenue, Ocala, Florida 34482.

          Robert Stopanio and Teresa Stopanio are the Managers and sole members of Blue Thunder Engines, LLC, a Florida limited liability company doing business as Blue Thunder Racing Engines. Blue Thunder was organized in August 2002 and is in the business of designing marine racing engines and components. Blue Thunder shares space with the Company but maintains separate operations, staff, assets and accounting.

          Robert Stopanio and Teresa Stopanio are the sole officers, directors and shareholders of BTE, Inc., a Florida corporation doing business as “Eternal Leasing” and “Scorpion Racing Engines”. BTE is currently not conducting operations.

Director Independence

          Our Board of Directors currently consists of one individual, Robert Stopanio, our President and founder, deemed to be a promoter and control person and therefore not independent.

ITEM 8.	LEGAL PROCEEDINGS

          We are occasionally subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and unless otherwise stated below, we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations. On May 16, 2008, we settled for $75,000.00 a case filed in filed in the 17th Circuit Court for and in Broward County, Florida by Leonard Codomo for an alleged breach of contract and unjust enrichment in connection with the delivery of a rocker arm machine. On March 24, 2009, the Court dismissed Carl Del Spino’s claims , in connection with a matter filed in the 17th Circuit Court for and in Broward County, Florida, and entered a default judgment in favor of Scorpion Performance in connection with the Company’s purchase of its manure waste packaging patent. The following matters are currently pending and updated as follows:

1)

British American Insurance Company (Trinidad) Limited, a company incorporated pursuant to the laws of Trinidad and Tobago v. Robert Stopanio, Teresa Stopanio, Blue Thunder Racing Engines, LLC, Blue Thunder Racing Engines and Scorpion Performance, Inc., Case No. CACE07008295 filed in the 17th Circuit Court for and in Broward County, Florida in April 2007. British American alleges breach of contract in connection with repair work for marine racing engines and is seeking compensatory damages and interest in excess of $50,000. This matter remains pending.

2)

In April 2006, a warning was posted on the Internet that the Company was not authorized by the Swedish Financial Supervisory Authority (“SFSA”) to provide financial services in Sweden. Without admitting or denying the findings of the SFSA, the Company immediately ceased its selling activities in Sweden and is not aware of any further relief sought by the SFSA.

3)

In December 2004, the Company was notified by the Securities Commission in New Zealand that its offers and sale of stock to the residents of New Zealand violated the New Zealand Securities Act of 1978 and requested that the Company discontinue its selling efforts to residents of New Zealand. Without admitting or denying the findings of the New Zealand Securities Commission, the Company immediately ceased its selling activities in New Zealand in compliance with the Commission’s request. We are not aware of any further relief or inquiry by the Securities Commission of New Zealand.

4)

In September 2004, the Company was notified by the Netherlands Authority for the Financial Markets (“AFM”) that the Company was in violation of Section 3 of the Act on the Supervision of Securities Trade 1995 and therefore prohibited from offering securities in or from the Netherlands beyond a restricted circle or to announce such an offer by means of advertisements or other documents. Without admitting or denying the findings of the AFM, the Company immediately ceased its selling activities in the Netherlands in compliance with the AFM’s request and agreed not to solicit investors in the Netherlands until such time as the Company complies with the securities registration requirements under the laws of the Netherlands. We are not aware of any further relief or inquiry by the AFM.

5)

In September 2004, the Company was notified by the British Columbia Securities Commission (“BCSC”) stating that offers and sales of the Company’s securities in British Columbia were in violation of the registration and prospectus requirements of the Securities Act, RSBC 1966, c. 418. Without admitting or denying the findings of the BCSC, the Company immediately ceased its selling activities in British Columbia and agreed to a prohibition from soliciting its securities in any Canadian province in compliance with the BSCS’s request. In March 2005, the Company was notified by the Manitoba Securities Commission (“MSC”) that telephone solicitations and the offers and sales of the Company’s securities in Manitoba to the public were in violation of Manitoba securities laws. The Company immediately ceased its solicitation and selling activities in Manitoba in compliance with the MSC’s request. We are not aware of any further relief or inquiry by the BCSC or MSC.

6)

In September 2004, the Company was notified by the Australian Securities & Investment Commission (“ASIC”) that the Company had been offering financial services and products to Australian residents that were contrary to law and instructing the Company to immediately cease offering financial services and products to Australian residents. Without admitting or denying the findings of the ASIC, the Company immediately ceased its selling activities in Australia and agreed not to solicit investors in Australia in compliance with the ASIC’s request until such time as the Company complies with the securities registration requirements under the laws of Australia. We are not aware of any further relief or inquiry by the ASIC.

7)

In September 2004, the Company was notified by the Finnish Financial Supervision Authority (“FSA”) that offers of the Company’s securities in Finland were in violation of the prospectus requirements of Chapter 2, Section 3 of the Finnish Securities Markets Act. Without admitting or denying the findings of the FSA, the Company immediately ceased its selling activities in Finland in compliance with the FSA’s request. We are not aware of any further relief or inquiry by the FSA.

8)

In August 2004, the Company was notified by the Financial Services Authority (“FSA”) of the United Kingdom (“UK”) that its solicitations in the UK might have been in breach of the requirements of Section 21 of the Financial Services and Markets Act 2000. Without admitting or denying the findings of the FSA, the Company immediately ceased its selling activities in the UK. In November 2004, the Company was notified by the FSA that it had determined that the Company could continue to contact potential subscribers on a limited basis. The Company resumed its selling activities on that limited basis and believes it is in compliance with the FSA’s requirements. We are not aware of any further relief or inquiry by the FSA of the United Kingdom.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

          Our securities are not traded on any exchange or quotation system. Although we have not yet determined the timing of doing so, we anticipate that following the filing of a selling security holders registration statement, our common stock will be quoted on either the Over The Counter Bulletin Board (“OTCBB”) or the “pink sheets” published by the National Quotation Bureau, Inc. (“Pink Sheets”). In general there is greater liquidity for traded securities on the OTCBB, and less through quotation in the Pink Sheets. In order for our common stock to trade on the OTCBB, a registered broker-dealer, known as the market maker, must be willing to list bid or sale quotations, sponsor the Company for listing on the Bulletin Board and file an application on our behalf to make a market in our securities. We have not, as of this date, contacted a market maker for sponsorship of our securities on the OTCBB. Securities that are quoted in the Pink Sheets do not have any listing requirements and can be difficult to buy and sell due to the potential for low and sporadic trading activity.

          It is not possible to predict where, if at all, our common stock will be traded following qualification of our securities for trading. Even if our common stock is accepted for quotation, it is not certain that an orderly market will develop. The trading markets, if any, may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors discussed under Item 1A “Risk Factors”, investors’ perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions.

Number of Stockholders

          As of March 31, 200 9 , there were approximately 36,153,456 shares of common stock issued and outstanding to 658 shareholders and 17,564,518 Unit Purchase Options that are convertible into an aggregate of 35,129,036 shares of our common stock.

          With the exception of 20,000,000 shares owned or controlled by our officers and directors, and 200,000 shares held by US shareholders, our shares and Unit Purchase Options were offered and sold only to non-affiliated existing non-U.S. shareholders. No Unit Purchase Options were sold to employees or affiliates of the Company. Each Unit Purchase Option was sold at $.50 per Unit, with each Unit consisting of two shares of common stock at an exercise price of $1.00 per share. The Unit Purchase Options mature on December 31, 2009.

Dividend Policy

          We have not paid a dividend since incorporation and we do not anticipate paying any dividends in the future. We intend to retain earnings to finance the expansion of our business and for general working capital purposes. The Board of Directors may, however, determine whether we will pay dividends, depending on our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. No assurance is given as to our ability or willingness to pay dividends in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2008, there were no stock options or other equity incentive securities issued and outstanding as follow:

Equity Compensation Plan Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	-0-	-0-	-0-

Transfer Agent and Registrar

          The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

          From January 1, 2006 through December 31, 2006, we raised a total of $10,337,623, of which $8,314,813 was generated through the sale of our common stock and $2,022,810 was generated through the sale of unit purchase options. For common stock sales, we issued 3,498,222 shares to foreign investors priced between $1.00 and $3.00. For Unit Purchase Options, we issued 4,045,619 units to existing shareholders at a price of $.50 per Unit. Each Unit Purchase Option consists of two shares of common stock exercisable at $1.00 per share until December 31, 2009. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $3,999,956. These sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States.

          From January 1, 2007 through December 31, 2007, we raised a total of $10,779,005, of which $7,062,812 was generated through the sale of our common stock and $3,715,818 was generated through the sale of unit purchase options. For common stock sales, we issued 3,751,955 shares to foreign investors priced between $1.50 and $3.00. For Unit Purchase Options, we issued 7,431,636 units to existing shareholders at a price of $.50 per Unit. Each Unit Purchase Option consists of two shares of common stock exercisable at $1.00 per share until December 31, 2009. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $5,364,074. These sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States.

          From January 1, 2008 through December 31, 2008, we raised a total of $6,319,612 of which $4,409,039 was generated through the sale of our common stock and $1,910,573 was generated through the sale of unit purchase options. For common stock sales, we issued 3,751,955 shares to foreign investors priced between $1.50 and $3.00. For Unit Purchase Options, we issued 3,821,146 units to existing shareholders at a price of $.50 per Unit. Each Unit Purchase Option consists of two shares of common stock exercisable at $1.00 per share until December 31, 2009. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $3,067,771. These sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States.

           For the three months ended March 31, 2009, we raised a total of $601,338 of which $254,390 was generated through the sale of our common stock and $346,948 was generated through the sale of unit purchase options. For common stock sales, we issued 113,786 shares to foreign investors priced between $1.00 and $3.00. For Unit Purchase Options, we issued 693,896 units to existing shareholders at a price of $.50 per Unit. Each Unit Purchase Option consists of two shares of common stock exercisable at $1.00 per share until December 31, 2009. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $306,398. These sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States.

ITEM 11.	DESCRIPTION OF SECURITIES

Common Stock

          Our articles of incorporation authorize us to issue up to One Hundred Million (100,000,000) shares of common stock, par value $.0001. At March 31 , 200 9 , we had issued and outstanding 36,153,456 shares of common stock of which, 20,000,000 shares or 55% is owned or controlled by our officers and directors. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share, pro rata, all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Florida Anti-Takeover Statutes

          Florida has enacted legislation that may deter or frustrate a take-over of a Florida corporation. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Scorpion has expressly elected not to be governed by these provisions.

Preferred Stock

          Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to Ten Million (10,000,000) shares of preferred stock, par value $.0001 and to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. There are no shares of preferred stock issued and outstanding as of the date of this Amendment No. 6 to Form 10. Issuance of additional shares of preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares.

Unit Purchase Options

          As of March 31 , 200 9 , we had issued and outstanding 17,564,518 Unit Purchase Options that are convertible into an aggregate of 35,129,036 shares of our common stock. Unit Purchase Options were authorized by our Board of Directors in January 2005 to certain existing non-U.S. shareholders for acting as finders and introducing investors to the Company. Unit Purchase Options were offered and sold only to non-affiliated existing non-U.S. shareholders. No Unit Purchase Options were sold to employees or affiliates of the Company. Each Unit Purchase Option was sold at $.50 per Unit, with each Unit consisting of two shares of common stock at an exercise price of $1.00 per share. In June 2008, our sole director authorized an extension of the maturity date of our outstanding unit purchase options from December 31, 2008 to December 31, 2009. The extension applies to all outstanding unit purchase options. To date, no unit purchase options have been exercised.

Registration Rights

          Holders of our Unit Purchase Options are entitled to have the shares underlying those Unit Purchase Options registered for resale pursuant to the terms of a Unit Purchase Option Agreement. Although we have not yet determined the timing of doing so, we plan to register the Unit Purchase Options and the underlying common stock to allow Unit Purchase Option Holders to resell such securities into the market if they so desire.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Our Articles of Incorporation, as amended, Bylaws and Florida law contain provisions relating to the indemnification of officers and directors. Generally, they provide that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our company, by reason of the fact that he is or was a director, officer, employee or agent of our company. It must be shown that he acted in good faith and in a manner, which he reasonably believed to be in, or not opposed to our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to our company.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

ITEM 13	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          Our financial statements appear under Item 15 and are incorporated by reference herein. As a “smaller reporting company” we are providing the scaled disclosures as permitted by Regulation S-K and therefore, have omitted a separate section for Supplementary Data.

ITEM 14	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

          None.

ITEM 15	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements. The following documents are filed as part of this Amendment No. 6 to Form 10 on Form 10:

(b)	Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Scorpion Performance, Inc., dated April 16, 2004 (1)

3.2	Amendment to Articles of Incorporation of Scorpion Performance, Inc., dated April 20, 2004 (1)

3.3	Amendment to Articles of Incorporation of Scorpion Performance, Inc., dated October 10, 2007 (1)

3.4	Bylaws of Scorpion Performance, Inc. (1)

4.1	Form of Common Stock Certificate (1)

4.2	Form of Unit Purchase Option Agreement (2)

10.4	2007 Scorpion Performance, Inc. Equity Incentive Plan (1)

10.8	Stock Purchase Agreement between Scorpion Performance, Inc. and Yali and Leslie Golan, dated May 2, 2008 (3)

10.9	Secured Note to Yali and Leslie Golan, dated May 2, 2008 (3)

10.10	Mortgage and Security Agreement between Scorpion Performance, Inc. and Yali and Leslie Golan, dated May 2, 2008 (3)

21	Subsidiaries (4)

(1)	Filed as an exhibit to Form 10-SB, (SEC File No. 000-52859) filed on October 12, 2007.

(2)	Filed as an exhibit to Amendment 1 to Form 10-SB, (SEC File No. 000-52859) filed on February 11, 2008.

(3)	Filed as an exhibit to Form 8-K filed on May 5, 2008.

(4)	Filed as an exhibit to Form 10-K filed on April 15, 2009.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$201,208	$297,838
Accounts receivable, net of allowance for doubtful accounts	336,414	182,541
Inventories	1,363,784	1,336,322
Other current assets	167,694	328,582
Total current assets	2,069,100	2,145,283

Property and Equipment, net	7,611,950	7,577,717
Other Assets	—	—

Total Assets	$9,681,050	$9,723,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$261,751	$477,302
Notes payable-current portion	505,337	413,640
Total current liabilities	767,088	890,942

Notes Payable, net of current portion	1,532,672	1,272,873

Total liabilities	2,299,760	2,163,815

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $.0001 per share, 10,000,000 shares authorized, none issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock, par value $.0001 per share, 100,000,000 authorized, 36,153,456 and 36,039,670 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	3,616	3,604
Additional paid in capital	19,733,422	19,438,493
Treasury	(2,500,000)	(2,500,000)
Accumulated deficit	(9,855,748)	(9,382,912)
Total stockholders’ equity	7,381,290	7,559,185

Total Liabilities and Stockholders’ Equity	$9,681,050	$9,723,000

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues, net	$754,735	$910,293

Cost of sales	516,994	583,958

Gross profit	237,741	326,335

Expenses:
Selling and marketing expenses	127,190	192,722
Research and development	32,296	49,012
Salaries and employee benefits	98,038	116,499
General and administrative	424,156	475,170
Total operating expenses	681,680	833,403

	(443,939)	(507,068)
Other income (expense)
Interest income	780	10,546
Interest expense	(29,677)	(6)
Total other income(expense)	(28,897)	10,540

Net loss	$(472,836)	$(496,528)

Weighted average shares outstanding - Basic and Diluted	36,095,700	33,758,229

Loss per share - Basic and Diluted	$(0.01)	$(0.01)

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Net loss	$(472,836)	$(496,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	167,517	178,154

Changes in Operating Assets and Liabilities:
Accounts receivable	(153,874)	(149,030)
Inventories	(27,463)	173,761
Other current assets	160,890	(10,793)
Accounts payable and accrued expenses	(215,551)	(48,082)
Net cash used in operating activities	(541,317)	(352,518)

Cash Flows from Investing Activities:
Deposits on equipment	—	—
Purchase of property and equipment	(201,750)	(283,480)
Net cash used in investing activities	(201,750)	(283,480)

Cash Flows from Financing Activities:
Repayments of notes payable		—
Proceeds from notes payable	351,496	—
Issuance of common stock	254,391	1,439,433
Issuance of unit purchase options	346,948	420,075
Issuance costs	(306,398)	(1,230,064)
Shares purchased and returned to treasury		—
Net cash provided by financing activities	646,437	629,444

Net Decrease in Cash	(96,630)	(6,554)
Cash, Beginning of Period	297,838	1,827,951
Cash, End of Period	$201,208	$1,821,397

Supplemental Disclosures:
Cash paid for interest	$29,677	$6

Non-Cash Investing and Financing Transactions:
None	$—	$—

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional Paid-in Capital	Accumulated Deficit	Treasury	Total Stockholders’ Equity
	Common stock
	Shares	Amount

Balance December 31, 2007	33,198,658	$3,320	$16,186,936	$(6,632,641)	$—	$9,557,615

Issuance of common stock	2,841,012	284	4,408,755	—	—	4,409,039
Less: Issuance costs			(3,067,771)			(3,067,771)
Sale of unit purchase options			1,910,573			1,910,573

Purchase of treasury shares					(2,500,000)	(2,500,000)
Net Loss	—	—		(2,750,271)	—	(2,750,271)

Balance December 31, 2008	36,039,670	$3,604	$19,438,493	$(9,382,912)	$(2,500,000)	$7,559,185

Issuance of common stock	113,786	12	254,379	—	—	254,391
Less: Issuance costs			(306,398)			(306,398)
Sale of unit purchase options			346,948			346,948

Purchase of treasury shares						—

Net Loss	—	—		(472,836)	—	(472,836)

Balance March 31, 2009	36,153,456	$3,616	$19,733,422	$(9,855,748)	$(2,500,000)	$7,381,290

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Three Months Ended March 31, 2009 and 2008

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Terms and Definitions

Company	Scorpion Performance, Inc. and Subsidiaries
APB	Accounting Principles Board
ARB	Accounting Review Board
EITF	Emerging Issues Task Force
FASB	Financial Accounting Standards Board
FSP	FASB Staff Position
FIFO	First-in, First-out
SAB	Staff Accounting Bulletin
SEC	Securities Exchange Commission
SFAS or FAS	Statement of Financial Accounting Standards
Q108	Three months ended March 31, 2008
Q109	Three months ended March 31, 2009
YTD08	Year ended December 31, 2008

Company Background

Scorpion Performance, Inc. (the “Company”) is a Florida company established on December 17, 1999, for the initial purpose of manufacturing high-grad rocker arms for high performance automobiles. From rocker arms, we have branched into a full service high performance parts and components manufacturing firm. We currently design and manufacture a variety of branded and private label high performance automotive products and related components to automotive original equipment manufacturers, or OEMs, and the related aftermarket. We are also developing other manufacturing and service capabilities to enhance our automotive parts business which includes in-house anodizing services to produce high-end finished products for a variety of uses in the automotive and medical and photographic imaging industries.

Subsidiaries

Anodize, LLC - In January 2004, we acquired 100% of the ownership interests in Anodize, LLC, a Florida limited liability company, through which we offer private label anodizing services under the trade name “Anodize” as well as anodize our own products.

Scorpion Racing Products, Inc. — In June 2008, the Company reactivated Scorpion Racing, Inc. and changed its name to Scorpion Racing Products, Inc, to market and distribute its expanded line of related racing products including valves, pushrods, lifters and fuel rails.

Scorpion Medical Technologies, LLC – The Company formed Scorpion Medical Technologies, LLC October 2008 to commercialize an emerging line of medical devices.

Scorpion Real Estate Investments of Broward County, LLC; and Scorpion Real Estate Investments of Marion County, LLC - In June 2007, the Company formed Scorpion Real Estate Investments of Broward County, LLC, a Florida limited liability company that holds title to the Company’s principle facility in Broward County, Florida and Scorpion Real Estate Investments of Marion County, LLC, to hold title to the Company’s expansion facility located outside of Ocala in Marion County, Florida.

Manure Packing Systems, LLC , a Florida limited liability company formed in February 2006. In June 2007, we acquired a patent and intend to design and manufacture a heavy duty, industrial compacting machine that compresses and sanitarily bales horse manure. We do not expect this subsidiary to become operational in the near future, nor will it require additional financing or resources from the Company.

World Waste Management, LLC , a Florida limited liability company, formed in May 2006. Through this subsidiary we intend to develop a biofuel product and are currently evaluating possible commercial applications of the technology. We anticipate that the products and processes contemplated by the operations of this subsidiary will not be commercially viable for the next several years and cannot predict when or if this subsidiary will become commercially operational. We do not expect this subsidiary to become operational in the near future, nor will it require additional financing or resources from the Company.

Scorpion Rockers, Inc. - incorporated in Florida in 2001 for the purpose of reserving the corporate name and preventing competitors from incorporating in the state of Florida under a similar “Scorpion” name. This subsidiary is idle, with no operations and no funds have been expended by the Company in 2009 nor do we expect this subsidiary to become operational in the near future or require financing or resources from the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Scorpion Performance, Inc., and its wholly owned operating subsidiaries Anodize, LLC, Scorpion Real Estate Investments of Broward County, LLC, Scorpion Real Estate Investments of Marion County, LLC, Scorpion Racing Products, Inc., Scorpion Medical Technologies, LLC and our non-operational subsidiaries Manure Packing Systems, LLC and World Waste Management, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the 2008 results to conform to the presentation used in 2009.

Basis of Accounting

The financial statements are prepared using the accrual basis of accounting where revenues and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

Interim Financial Statements

The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company’s annual financial statements, notes and accounting policies included in the Company’s Annual Report. In the opinion of management, all adjustments which are necessary to provide a fair presentation of financial position as of March 31, 2009 and the related operating results and cash flows for the interim period presented have been made. All adjustments are of a normal recurring nature. The results of operations, for the period presented are not necessarily indicative of the results to be expected for the year ended December 31, 2009.

Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our manufacturing equipment, cost of maintenance of robotic equipment, economic benefit of R&D generated improvements in our manufacturing equipment and processes, our marketing initiatives ability to generate sufficient business to support expand production capacity, potential inventory requirements as well as obsolescence and our net operating loss for tax purposes. It is reasonably possible that these estimates will change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the periods Q109 and YTD08 the Company may have had cash deposits which exceeded federally insured limits. The Company maintains its cash balances at high quality financial institutions and has begun to spread its cash balances across several institutions, which the Company believes limits these risks.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At March 31, 2009 and December 31, 2008, cash and cash equivalents included cash on hand and cash in the bank.

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At March 31, 2009 and December 31, 2008, the allowance for doubtful accounts was approximately $0 for both periods.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the FIFO method. To ensure inventories are carried at the lower of cost or market, the Company periodically evaluates the carrying value of its inventories. The Company also periodically performs an evaluation of inventory for excess and obsolete items. Such evaluations are based on management’s judgment and use of estimates. Such estimates incorporate inventory quantities on-hand, aging of the inventory, sales forecasts for particular product groupings, planned dispositions of product lines and overall industry trends.

Property and Equipment

Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance of property and small tools are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

Revenue Recognition

The Company recognizes revenue in accordance with the provisions of SAB 104 “Revenue Recognition in Financial Statements”, which states that revenue is realized or realizable and earned when all of the following four criteria are met:

1)	Persuasive evidence of an arrangement exists,
2)	Delivery has occurred or services have been rendered,
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectability is reasonably assured.

Advertising

Advertising costs are expensed as incurred and included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. The Company incurred advertising expenses of $83,059 and $132,195 during Q109 and Q108, respectively.

Research and Development

Costs are expensed as incurred. Research and development expense for Q109 and Q108 were $32,296 and $49,012, respectively.

Product Warranty

The Company’s product warranty limits its exposure to replacement parts for defects in the manufacturing process. The Company’s precision robotic manufacturing process by design mitigates manufacturing defects. Accordingly, the cost associated with product warranty has historically been immaterial. As a result, the Company records product replacement costs as incurred.

Impairment of Intangibles and Long-Lived Assets

We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In August 2008, the Company revised and improved the impairment analysis for long-lived assets. The improved analysis included fair value estimates for the facilities which includes land and building and improvements. For furniture, fixtures and equipment an analysis of the projected discounted cash flow generated from the Company’s operations was performed. The results of this analysis were sufficient to conclude that no impairment charge was required to the Company’s long-lived assets.

Income Taxes

We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be recovered. We provide a valuation allowance for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

Earnings per share

The Company computes basic and diluted earnings per share amounts in accordance with SFAS 128, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Segment Reporting

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services geographic and major customers. The Company determined that did not have any separately reportable operating segments as of March 31, 2009 and December 31, 2008.

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

On April 9, 2009, FASB issued FSP 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. In addition, FSP 157-4 includes guidance on identifying circumstances that indicate a transaction is not orderly. Further, this FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. FSP 157-4 will be effective for interim and annual reporting periods ending after June 15, 2009, and will be applied prospectively. Early adoption is permitted. The Company is currently evaluating the impact, if any, of the adoption of this FSP on its consolidated financial statements.

Interim Disclosures about Fair Value of Financial Instruments

On April 9, 2009, FASB issued FSP 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. FSP 107-1 amends SFAS 107, “Disclosures about Fair Value of Financial Instruments” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1 will be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FSP 107-1 on its consolidated results of operations and financial condition.

Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies

In April 2009 the FASB issued FSP 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”. FSP 141(R)-1 amends the provisions in Statement 141(R) for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This FASB Staff Position eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141(R) and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141(R)-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. FSP 141(R)-1 had no impact on our financial position or results of operations and financial condition, since we have not had any business combinations closing on or after the January 1, 2009 effective date.

NOTE 3 – INVENTORY

	March 31, 2009	December 31, 2008

Raw materials	$259,411	$353,187
Work-in-progress	506,803	523,485
Finished goods	597,570	459,650
Total	$1,363,784	$1,336,322

NOTE 4 – NOTES PAYABLE

As of March 31, 2009 and December 31, 2008, notes payable consisted of the following:

	March 31, 2009	December 31, 2008

Stock Purchase Note	$1,686,513	$1,686,513
Capitalized Lease	351,496	—
Less Note payable - current portion	505,337	413,640

Note payable	$1,532,672	$1,272,873

Stock Purchase Note

On May 2, 2008, the Company entered into a Stock Purchase Agreement with a director and beneficial shareholder of the Company, to buy back 10,000,000 shares of the Company’s common stock for an aggregate purchase price of $2,500,000. Under the terms of the Stock Purchase Agreement, the Company purchased the shares at a price of $0.25 per Share with a cash purchase price of $500,000 and the balance of $2,000,000 in the form of a 7% note due on January 1, 2013 and secured by and subject to a Mortgage and Security Agreement on the Company’s manufacturing facility and real property located in Broward County, Florida.

The Company will hold the Shares, representing approximately 28% of the issued and outstanding voting capital stock of the Company, in escrow until the Note is paid in full at which time, the Shares will be retired to the treasury of the Company. Until the Note is paid in full, the Company, or its designees, will control the voting rights of the Shares.

There is no prepayment penalty under the Note and the Company reserves the right to withhold payments due under the Note in the event of breach of the Stock Purchase Agreement. The Company has the option to pay interest only at a rate of 10% per annum on the outstanding balance of the Note until the Due Date, at which time a balloon payment will be due. In January 2009, the Company exercised its option to pay interest only. In the first quarter of 2009, the Company made interest payments totaling $29,514.

The Company may also extend the due date of the Note for one additional five-year period. If the Company opts to extend the Note, the Company will pay principal and interest in the amount of the greater of 10% per annum or prime plus 4% per annum on the remaining balance by making monthly payments in an amount that would result in equal monthly payments being made until final payment of the remaining balance on January 1, 2018.

The Company retains the rights to collect all rents, issues and profits from the property and has the right to cure any Event of Default, as that term is defined in the Note, upon 30 days notice.

Capitalized Lease

In January 2009, the Company executed two capital leases with Machinery Finance Resources, LLC. The terms of the lease agreement provide financing for the acquisition of $385,927 of manufacturing equipment for the Ocala facility. The leases have been accounted for as capital leases and provide for 60 monthly payments of $7,585 and bear interest at 6.9%. Amortization of assets under capitalized leases is included in depreciation expense. Interest incurred in the three months ending March 31, 2009 is $6,593.

Future minimum payments under the capitalized lease at March 31, 2009 are:

2008	$68,269
2009	91,023
2010	91,023
2011	91,023
2012 and beyond	91,023

Total minimum lease payments	$432,361
Less amounts representing interest	65,727
Less deposit	15,138

Present value of net lease minimum lease payments included in long term debt	$351,496

NOTE 5 – EQUITY

For the three months ended March 31, 2009 the Company raised a total of $601,338 of which $254,390 was generated through the sale of our common stock and $346,948 was generated through the sale of unit purchase options. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $306,398. The Company issued 113,786 shares of its common stock in a series of individual transactions to foreign investors priced between $1.00 and $ 3.00, and 693,896, Unit Purchase Options to existing shareholders at a price of $.50 per Unit, each Unit consisting of two shares of common stock exercisable at $1.00 per share until December 31, 2009.

The foregoing sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States. The funds received have been used for operational purposes and equipment purchases.

NOTE 6 – LIQUIDITY

Our primary sources of liquidity are the cash flow generated from our operations and to a decreasing extent, the fund raising activities associated with selling stock and unit purchase options to foreign investors. These sources of liquidity are needed to fund our debt service requirements, working capital requirements, capital expenditure requirements, and the remaining one-time costs associated with the completion of our facilities expansion in Ocala, Florida.

NOTE 7 – COMMITMENTS and CONTINGENCIES

Ocala Facility Construction, The Company estimates that an additional $550,000 will be needed over the next nine months to complete the construction and outfitting of the Ocala Facility necessary to make the facility operational. Due to significant unforeseen expenses incurred in the process of completing the retrofitting of our facility, particularly associated with electrical systems, window installations and HVAC systems, we expanded our previous estimate of completion costs. Consequently, we have revised our estimates of future costs necessary to make the facility operational to reflect an additional $550,000.

British American Insurance Company (Trinidad) Limited, a company incorporated pursuant to the laws of Trinidad and Tobago v. Robert Stopanio, Teresa Stopanio, Blue Thunder Racing Engines, LLC, Blue Thunder Racing Engines and Scorpion Performance, Inc. , Case No. CACE07008295 filed in the 17th Circuit Court for Broward County, Florida in April 2007. British American alleges breach of contract in connection with repair work for marine racing engines and is seeking compensatory damages and interest in excess of $50,000. This matter is pending. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

Manure Packing Systems. LLC v. Carl Del Spino , Case No. CACE06-015650(12) filed in the 17th Circuit Court for and in Broward County, Florida in October 2006. Our subsidiary filed this action against Del Spino for breach of contract in connection with the purchase of the manure waste packaging patent. In June 2007, the Court issued an order requiring the seller to comply with the terms of the purchase agreement and to assign the patent application to MPS. The assignment was filed with the United States Patent and Trademark Office on June 12, 2007. This matter is currently pending determination on the matter of damages. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Scorpion Performance, Inc.

We have audited the accompanying balance sheets of Scorpion Performance, Inc. as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scorpion Performance, Inc. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
April 14, 2009

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$297,838	$1,827,951
Accounts receivable, net of allowance for doubtful accounts	182,541	185,644
Inventories	1,336,322	1,574,734
Other current assets	328,582	14,186
Total current assets	2,145,283	3,602,515

Property and Equipment, net	7,577,717	6,068,917

Total Assets	$9,723,000	$9,671,432

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$477,302	$113,818
Notes payable - current portion	413,640	—
Total current liabilities	890,942	113,818

Notes Payable, less current portion	1,272,873	—

Total Liabilities	2,163,815	113,818

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.0001 per share, 10,000,000 shares authorized, none issued and outstanding at June 30, 2008 and December 31, 2007, respectively	—	—
Common stock, par value $.0001 per share, 100,000,000 authorized, 36,039,670 and 33,198,658 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	3,604	3,320
Additional paid in capital	19,438,493	16,186,936
Accumulated deficit	(9,382,912)	(6,632,642)
Treasury stock, at cost, 10,000,000 shares	(2,500,000)	—
Total stockholders’ equity	7,559,185	9,557,614

Total Liabilities and Stockholders’ Equity	$9,723,000	$9,671,432

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007

Revenues, Net	$2,867,578	$1,929,068

Cost of sales	(2,310,824)	(1,283,720)

Gross profit	686,754	645,348

Expenses:
Selling and marketing expenses	892,571	759,191
Research and development	169,644	332,002
Salaries and employee benefits	561,206	743,324
General and administrative	1,686,775	1,285,973
(Gain)Loss on sale of equipment	—	(32,750)
Total operating expenses	3,310,196	3,087,740

Other Income (Expense):
Interest income	22,778	25,543
Interest expense	(74,606)	(7,833)
Settlement	(75,000)	—
Total other income (expense)	(126,828)	17,710

Net Loss	$(2,750,270)	$(2,424,682)

Weighted average shares outstanding - basic and diluted	34,926,400	31,410,012

Loss per share - basic and diluted	$(0.08)	$(0.08)

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common stock 100,000,000 shares authorized		Additional Paid-in Capital	Accumulated Deficit	Treasury	Total Stockholders’ Equity

	Shares	Amount

Balance, December 31, 2006	29,446,703	2,945	10,772,380	(4,207,960)	—	6,567,365

Issuance of common stock	3,751,955	375	7,062,812	—	—	7,063,187
Less: Issuance costs			(5,364,074)			(5,364,074)
Sale of unit purchase options			3,715,818			3,715,818
Net Loss	—	—		(2,424,682)	—	(2,424,682)

Balance December 31, 2007	33,198,658	$3,320	$16,186,936	$(6,632,642)	$—	$9,557,614

Issuance of common stock	2,841,012	284	4,408,755	—	—	4,409,039
Less: Issuance costs			(3,067,771)			(3,067,771)
Sale of unit purchase options			1,910,573			1,910,573

Purchase of treasury shares					(2,500,000)	(2,500,000)

Net Loss	—	—	(2,750,270)	—	(2,750,270)

Balance December 31, 2008	36,039,670	$3,604	$19,438,493	$(9,382,912)	$(2,500,000)	$7,559,185

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2008	2007
Cash Flows From Operating Activities:
Net loss	$(2,750,270)	$(2,424,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	571,844	352,128

Changes in operating assets and liabilities:
Accounts receivable	3,104	51,503
Inventories	238,413	(391,905)
Other current assets	(314,397)	(1,037)
Accounts payable and accrued expenses	363,482	28,692
Net Cash Used In Operating Activities	(1,887,824)	(2,385,301)

Cash Flows from Investing Activities:
Purchase of property and equipment	(2,080,644)	(2,726,318)
Net Cash Used In Investing Activities	(2,080,644)	(2,726,318)

Cash Flows from Financing Activities:
Repayment of notes payable	(313,486)	(176,585)
Issuance of common stock	4,409,039	7,063,187
Issuance of unit purchase options	1,910,573	3,715,818
Issuance costs	(3,067,771)	(5,364,074)
Shares purchased and returned to treasury	(500,000)	—
Net Cash Provided By Financing Activities	2,438,355	5,238,346

Net Increase (Decrease) in Cash	(1,530,113)	126,727

Cash, Beginning of Period	1,827,951	1,701,224

Cash, End of Period	$297,838	$1,827,951

Supplemental Disclosures:
Cash paid for interest	$74,606	$7,707
Cash paid for taxes	$—	—

Non-Cash Investing and Financing Transactions:
Issuance of debt to purchase common shares for treasury	$2,000,000	$—

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Terms and Definitions

	Company	Scorpion Performance, Inc. and Subsidiaries
	APB	Accounting Principles Board
	ARB	Accounting Review Board
	EITF	Emerging Issues Task Force
	FASB	Financial Accounting Standards Board
	FSP	FASB Staff Position
	FIFO	First-in, First-out
	SAB	Staff Accounting Bulletin
	SEC	Securities Exchange Commission
	SFAS or FAS	Statement of Financial Accounting Standards

Company Background

Scorpion Performance, Inc. (the “Company”) is a Florida company established on December 17, 1999, for the initial purpose of manufacturing high-grad rocker arms for high performance automobiles. From rocker arms, we have branched into a full service high performance parts and components manufacturing firm. We currently design and manufacture a variety of branded and private label high performance automotive products and related components to automotive original equipment manufacturers, or OEMs, and the related aftermarket. We are also developing other manufacturing and service capabilities to enhance our automotive parts business which includes in-house anodizing services to produce high-end finished products for a variety of uses in the automotive and medical and photographic imaging industries.

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Scorpion Performance, Inc., and its wholly owned operating subsidiaries Anodize, LLC, Scorpion Real Estate Investments of Broward County, LLC, Scorpion Real Estate Investments of Marion County, LLC, Scorpion Racing Products, Inc., Scorpion Medical Technologies, LLC and our non-operational subsidiaries Manure Packing Systems, LLC and World Waste Management, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the 2007 results to conform to the presentation used in 2008.

Basis of Accounting

The financial statements are prepared using the accrual basis of accounting where revenues and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our manufacturing equipment, cost of maintenance of robotic equipment, economic benefit of R&D generated improvements in our manufacturing equipment and processes, our marketing initiatives ability to generate sufficient business to support expand production capacity, potential inventory requirements as well as obsolescence and our net operating loss for tax purposes. It is reasonably possible that these estimates will change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the years ended December 31, 2008 and 2007 the Company may have had cash deposits which exceeded federally insured limits. The Company maintains its cash balances at high quality financial institutions and has begun to spread its cash balances across several institutions, which the Company believes limits these risks.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2008 and 2007, cash and cash equivalents included cash on hand and cash in the bank

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2008 and 2007, the provision for doubtful accounts was approximately $0 for both years.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the FIFO method. To ensure inventories are carried at the lower of cost or market, the Company periodically evaluates the carrying value of its inventories. The Company also periodically performs an evaluation of inventory for excess and obsolete items. Such evaluations are based on management’s judgment and use of estimates. Such estimates incorporate inventory quantities on-hand, aging of the inventory, sales forecasts for particular product groupings, planned dispositions of product lines and overall industry trends.

Property and Equipment

Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance of property and small tools are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

Revenue Recognition

The Company recognizes revenue in accordance with the provisions of SAB 104 “Revenue Recognition in Financial Statements”, which states that revenue is realized or realizable and earned when all of the following four criteria are met:

1)	Persuasive evidence of an arrangement exists,
2)	Delivery has occurred or services have been rendered,
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectability is reasonably assured.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

Advertising costs are expensed as incurred and included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. The Company incurred advertising expenses of $641,154 and $412,057 during 2008 and 2007, respectively.

Research and Development

Costs are expensed as incurred. Research and development expense for the periods ended December 31, 2008 and 2007 were $169,644 and $332,002, respectively.

Product Warranty

The Company’s product warranty limits its exposure to replacement parts for defects in the manufacturing process. The Company’s precision robotic manufacturing process by design mitigates manufacturing defects. Accordingly, the cost associated with product warranty has historically been immaterial. As a result, the Company records product replacement costs as incurred.

Impairment of Intangibles and Long-Lived Assets

We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In August 2008, the Company revised and improved the impairment analysis for long-lived assets. The improved analysis included fair value estimates for the facilities which includes land and building and improvements. For furniture, fixtures and equipment an analysis of the projected discounted cash flow generated from the Company’s operations was performed. The results of this analysis were sufficient to conclude that no impairment charge was required to the Company’s long-lived assets.

Income Taxes

We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be recovered. We provide a valuation allowance for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

Earnings per share

The Company computes basic and diluted earnings per share amounts in accordance with SFAS 128, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Segment Reporting

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services geographic and major customers. The Company determined that did not have any separately reportable operating segments as of December 31, 2008 or 2007.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 also includes a technical amendment to SFAS 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. The required disclosures about plan assets are effective for fiscal years ending after December 15, 2009. The technical amendment was effective upon issuance of FSP FAS 132(R)-1. The Company is currently assessing the impact of FSP FAS 132(R)-1 on its consolidated financial position and results of operations.

Effective Date of FASB Interpretation 48 for Certain Nonpublic Enterprises

In December 2008, the FASB issued FSP FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” FSP FIN 48-3 defers the effective date of FIN 48, “Accounting for Uncertainty in Income Taxes,” for certain nonpublic enterprises as defined in SFAS 109, “Accounting for Income Taxes.” However, nonpublic consolidated entities of public enterprises that apply U.S. GAAP are not eligible for the deferral. FSP FIN 48-3 was effective upon issuance. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R) -8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financials assets. FSP FAS 140-4 also amends FIN 46(R)-8, “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest entity, to provide additional disclosures about their involvement with a variable interest entity. FSP FAS 140-4 also requires certain additional disclosures, in regards to variable interest entities, to provide greater transparency to financial statement users. FSP FAS 140-4 is effective for the first reporting period (interim or annual) ending after December 15, 2008, with early application encouraged. The Company is currently assessing the impact of FSP FAS 140-4 on its consolidated financial position and results of operations.

Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary

In November 2008, the FASB issued FSP EITF 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary.” EITF 08-8 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity’s consolidated subsidiary is indexed to the reporting entity’s own stock. EITF 08-8 also clarifies whether or not stock should be precluded from qualifying for the scope exception of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” or from being within the scope of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF 08-8 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company is currently assessing the impact of EITF 08-8 on its consolidated financial position and results of operations.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Defensive Intangible Assets

In November 2008, the FASB issued EITF 08-7, “Accounting for Defensive Intangible Assets.” EITF 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF 08-7 applies to all defensive intangible assets except for intangible assets that are used in research and development activities. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of EITF 08-7 on its consolidated financial position and results of operations.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity Method Investment Accounting Considerations

In November 2008, the FASB issued EITF 08-6 “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies accounting for certain transactions and impairment considerations involving the equity method. Transactions and impairment dealt with are initial measurement, decrease in investment value, and change in level of ownership or degree of influence. EITF 08-6 is effective on a prospective basis for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact of EITF 08-6 on its consolidated financial position and results of operations.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement

In September 2008, the FASB issued EITF 08-5 “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.” This FSP determines an issuer’s unit of accounting for a liability issued with an inseparable third-party credit enhancement when it is measured or disclosed at fair value on a recurring basis. FSP EITF 08-5 is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of FSP EITF 08-5 on its consolidated financial position and results of operations.

Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of SFAS 133 and FIN 45; and Clarification of the Effective Date of SFAS 161

In September 2008, the FASB issued FSP FAS 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. The FSP also amends SFAS 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to require and additional disclosure about the current status of the payment/performance risk of a guarantee. Finally, this FSP clarifies the Board’s intent about the effective date of SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” FSP FAS 133-1 is effective for fiscal years ending after November 15, 2008. The Company is currently assessing the impact of FSP FAS 133-1 on its consolidated financial position and results of operations.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP EITF 03-6-1 on its consolidated financial position and results of operations.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity’s Own Stock

In June 2008, the FASB ratified EITF 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60

In May 2008, the FASB issued SFAS 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60”. This statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS 163 also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities to increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of SFAS 163. Except for those disclosures, earlier application is not permitted.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Hierarchy of Generally Accepted Accounting Principle

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The implementation of this standard will not have a material impact on the Company’s consolidated financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS 142 “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles. The Company is currently evaluating the potential impact of FSP FAS 142-3 on its consolidated financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS 161 on the Company’s consolidated financial statements.

Business Combinations

In December 2007, the FASB issued SFAS 141(R) “Business Combinations”. This Statement replaces the original SFAS 141. This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of SFAS 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS 141(R) establishes principles and requirements for how the acquirer:

	a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.

	b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.

	c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The Company is unable at this time to determine the effect that its adoption of SFAS 141(R) will have on its consolidated results of operations and financial condition.

Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This Statement amends the original ARB 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and may not be applied before that date. The Company is unable at this time to determine the effect that its adoption of SFAS 160 will have on its consolidated results of operations and financial condition.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-Based Payments

On December 21, 2007 the SEC staff issued SAB 110, which, effective January 1, 2008, amends and replaces SAB 107, “Share-Based Payment”. SAB 110 expresses the views of the SEC staff regarding the use of a “simplified” method in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS 123(R), Share-Based Payment. Under the “simplified” method, the expected term is calculated as the midpoint between the vesting date and the end of the contractual term of the option. The use of the “simplified” method, which was first described in SAB 107, was scheduled to expire on December 31, 2007. SAB 110 extends the use of the “simplified” method for “plain vanilla” awards in certain situations. The SEC staff does not expect the “simplified” method to be used when sufficient information regarding exercise behavior, such as historical exercise data or exercise information from external sources, becomes available. The adoption of SAB 110 is not expected to have a material effect on its financial position, results of operation or cash flows.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No. 115”, which becomes effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

Accounting for Income Taxes

SFAS 141(R) amends SFAS 109, “Accounting for Income Taxes”, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, “Goodwill and Other Intangible Assets”, to, among other things; provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact that the adoption of SFAS 141(R) could have on its financial statements.

Fair Value Measurements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies’ measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. SFAS 157 will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 2 –	INVENTORY

	December 31, 2008	December 31, 2007

Raw materials	$353,187	$647,068
Work-in-progress	$523,485	$539,446
Finished goods	$459,650	$388,220
Total	$1,336,322	$1,574,734

NOTE 3 –	PROPERTY and EQUIPMENT, net

		December 31, 2008	December 31, 2007

Land		$974,785	$974,785
Building	39 yrs	$2,167,090	$2,167,090
Furniture, fixtures and equipment	5-10 yrs	$6,883,234	$4,790,792
Total		$10,025,109	$7,932,667
Less accumulated depreciation		$2,447,392	$1,863.750
Net		$7,577,717	$6,068,917

Depreciation expense for the twelve months ended December 31, 2008 and 2007 was $571,844 and $352,128, respectively.

NOTE 4 –	NOTES PAYABLE

As of December 31, 2008 and 2007, notes payable consisted of the following:

	December 31, 2008	December 31, 2007

Stock Purchase Note	$1,686,513	$0
Less Note payable - current portion	$413,640	$0
Note payable	$1,272,873	$0

On May 2, 2008, the Company entered into a Stock Purchase Agreement with a director and beneficial shareholder of the Company, to buy back 10,000,000 shares of the Company’s common stock held by the director and beneficial shareholder and his spouse, as joint tenants for an aggregate purchase price of $2,500,000. Under the terms of the Stock Purchase Agreement, the Company purchased the Shares at a price of $0.25 per Share with a cash purchase price of $500,000 and the balance of $2,000,000 in the form of a Note secured by and subject to a Mortgage and Security Agreement on the Company’s primary manufacturing facility and real property located in Broward County, Florida.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 4 –	NOTES PAYABLE (Continued)

The Company will hold the Shares, representing approximately 27.7 % of the issued and outstanding voting capital stock of the Company, in escrow until the Note is paid in full at which time, the Shares will be retired to the treasury of the Company. Until the Note is paid in full, the Company, or its designees, will control the voting rights of the Shares.

Under the terms of the Note executed on May 2, 2008, the Company will pay $2,000,000, together with 7% interest per annum payable monthly in an amount that would result in equal monthly payments being made until final payment of the remaining balance due on January 1, 2013. There is no prepayment penalty under the Note and the Company reserves the right to withhold payments due under the Note in the event of breach of the Stock Purchase Agreement.

The Company has the option to pay interest only at a rate of 10% per annum on the outstanding balance of the Note until the due date, at which time a balloon payment will be due. The Company began making interest only payments in January 2009. In 2008, the Company had made interest payments together with principal repayments totaling $313,487.

The Company may also extend the due date of the Note for one additional five-year period. If the Company opts to extend the Note, the Company will pay principal and interest in the amount of the greater of 10% per annum or prime plus 4% per annum on the remaining balance by making monthly payments in an amount that would result in equal monthly payments being made until final payment of the remaining balance on January 1, 2018.

The Note is secured by and subject to a Mortgage and Security Agreement on the Company’s primary manufacturing facility. Under the terms of the Mortgage and Security Agreement executed on May 2, 2008, the Company retains the rights to collect all rents, issues and profits from the property and has the right to cure any event of default, as that term is defined in the Note, upon 30 days notice.

NOTE 5 –	INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

	Years Ended December 31,
	2008	2007

Current:
Federal	$—	$—
State	—	—

Deferred:
Federal	962,595	848,639
State	137,513	133,361

Increase in Valuation allowance	(1,100,108)	(982,000)

Total provision (benefit) for income taxes	$—	$—

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 5 –	INCOME TAXES (Continued)

	Years Ended December 31,
	2008	2007

Expected provision(benefit) at statutory rate	35.0%	35.0
State taxes	5.0%	5.5
Valuation allowance for Net Loss	-40.0%	-40.5

Total provision (benefit) for income taxes	0.0%	0.0

	As of December 31,
	2008	2007

Deferred tax assets:
Net operating loss carry-forwards	$3,148,290	$2,048,182
	—	—
Total deferred tax assets	3,148,290	2,048,182
Valuation allowance	(3,148,290)	(2,048,182)
Net deferred tax assets	$—	$—

As of December 31, 2008 and 2007 the Company had a valuation allowance on its deferred tax assets of $3,148,290 and $2,048,182, respectively, which relates to net operating losses. The valuation allowance increased $1,100,108 and $982,000 in the years ended December 31, 2008 and 2007 respectively. The increase in 2008 and 2007 were attributable to accumulated net operating losses.

As of December 31, 2008 and 2007, the Company had net operating loss carry-forwards of $7,861,448 and $5,111,178, respectively. Unused net operating loss carry-forwards will expire at various dates beginning 2020.

As of December 1, 2008 and 2007, the Company had no unrecognized tax benefit and accordingly no related accrued interest or penalties. The Company is not under examination by either the US federal or State of Florida tax authorities.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 6 –	EQUITY

For the year ended December 31, 2008 the Company raised a total of $6,319,612 of which $4,409,039 was generated through the sale of our common stock and $1,910,573 was generated through the sale of unit purchase options. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $3,067,771. The Company issued 2,841,012 shares of its common stock in a series of individual transactions to foreign investors priced between $1.00 and $3.00, and 3,857,146, Unit Purchase Options to existing shareholders at a price of $.50 per Unit, each Unit consisting of two shares of common stock exercisable at $1.00 per share until December 31, 2009.

For the year ended December 31, 2007 the Company raised a total of $10,778,630 of which $7,062,812 was generated through the sale of our common stock and $3,715,818 was generated through the sale of unit purchase options. Commissions and finder’s fees were incurred on the above sales in the aggregate amount of $5,364,074. The Company issued 3,751,955 shares of its common stock in a series of individual transactions to foreign investors priced between $1.00 and $3.00, and 7,431,634 Unit Purchase Options to existing shareholders at a price of $.50 per Unit, each Unit consisting of two shares of common stock exercisable at $1.00 per share until December 31, 2009.

The foregoing sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States. The funds received have been used for operational purposes and equipment purchases.

NOTE 7 –	LIQUIDITY

Our primary sources of liquidity are the cash flow generated from our operations and to a decreasing extent, the fund raising activities associated with selling stock and unit purchase options to foreign investors. These sources of liquidity are needed to fund our debt service requirements, working capital requirements, capital expenditure requirements, and the remaining one-time costs associated with the completion of our facilities expansion in Ocala, Florida. We believe that our existing sources of cash coupled with our projected operations for the year ended 2009, will be sufficient to support our existing operations over the next twelve months.

NOTE 8 –	COMMITMENTS and CONTINGENCIES

Ocala Facility construction. The Company estimates that an additional $550,000 will be needed over the next 12 months to complete the construction and outfitting of the Ocala Facility necessary to make the facility operational. Due to significant unforeseen expenses incurred in the process of completing the retrofitting of our facility, particularly associated with electrical systems, window installations and HVAC systems, we expanded our previous estimate of completion costs. Consequently, we have revised our estimates of future costs necessary to make the facility operational to reflect an additional $550,000.

British American Insurance Company (Trinidad) Limited, a company incorporated pursuant to the laws of Trinidad and Tobago v. Robert Stopanio, Teresa Stopanio, Blue Thunder Racing Engines, LLC, Blue Thunder Racing Engines and Scorpion Performance, Inc., Case No. CACE07008295 filed in the 17th Circuit Court for Broward County, Florida in April 2007. British American alleges breach of contract in connection with repair work for marine racing engines and is seeking compensatory damages and interest in excess of $50,000. This matter is pending. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

Manure Packing Systems. LLC v. Carl Del Spino, Case No. CACE06-015650(12) filed in the 17th Circuit Court for and in Broward County, Florida in October 2006. On March 24, 2009, the Court dismissed Carl Del Spino’s claims and entered a default judgment in favor of the Company in connection with the purchase of the Company’s manure waste patent.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

NOTE 8 –	COMMITMENTS and CONTINGENCIES (Continued)

Notifications by Foreign Securities Regulators. In connection with our Regulation S Offering during 2004, the Company was notified by securities regulators in each of New Zealand, the Netherlands, British Columbia, Australia, Finland and the United Kingdom that the Company had violated registration and prospectus requirements. In each case, without admitting or denying the allegations, the Company immediately ceased its selling activities, and in compliance with the foreign regulators requests, the Company agreed not to solicit investors in those jurisdictions until such time as the Company complied with the securities registration requirements under the respective laws of each jurisdiction. In April 2006, as a result of a warning posted on the Internet that the Company was not authorized by the Swedish Financial Supervisory Authority (“SFSA”) to provide financial services in Sweden, the Company immediately ceased its selling activities in Sweden. The Company has not sought to register a prospectus nor has not made offers or sales in any of the foregoing jurisdictions. Further, the Company is not aware of any further relief sought by any of the regulatory agencies in any of the foregoing jurisdictions.

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 6 to Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized this June 5, 2009.

SCORPION PERFORMANCE, INC.

/s/ Robert Stopanio
Robert Stopanio, President